UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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GENESIS HEALTHCARE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2019

Dear Stockholder:

You are invited to attend the 2019 Annual Meeting of Stockholders of Genesis Healthcare, Inc., to be held on June 5, 2019, at 8:30 a.m. local time, at our office located at 101 East State Street, Kennett Square, Pennsylvania 19348.

At this year’s annual meeting you will be asked to:

1.              Elect two Class II directors to serve for three-year terms expiring at our 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal;

2.              Vote on an advisory basis to approve the compensation of our named executive officers, as described in the attached proxy statement;

3.              Ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

4.              Transact such other business as may properly come before the annual meeting, including any continuation, postponement or adjournment thereof.

The accompanying Notice of Meeting and Proxy Statement describe these matters. We urge you to read this information carefully. The board of directors recommends a vote “FOR” the election of each of the two nominees for director in Proposal 1 and “FOR” the approval of each of Proposals 2 and 3. In addition to the business to be transacted as described above, management will speak about the company and respond to questions from stockholders.

Your vote is important. We are pleased to take advantage of U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) instead of a paper copy of this proxy statement and our 2018 Annual Report to Stockholders. The Internet Availability Notice contains instructions on how to access those documents over the Internet. The Internet Availability Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2018 Annual Report to Stockholders and a form of proxy card or voting instruction card, as applicable. All stockholders who do not receive an Internet Availability Notice will receive a paper copy of the proxy materials by mail. This process provides a variety of benefits, including enabling us to reduce the costs and environmental impact of our annual meeting.

It is important that your shares be represented and voted at the annual meeting whether or not you plan to attend in person. If you are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Internet Availability Notice and the instructions listed on the Internet site.  If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card.  If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet.  Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the annual meeting.

Sincerely,

Michael S. Sherman
Senior Vice President, General Counsel,
Secretary and Assistant Treasurer

Genesis Healthcare, Inc.

101 East State Street

Kennett Square, Pennsylvania 19348

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 5, 2019

To the Stockholders of Genesis Healthcare, Inc.:

We will hold our 2019 Annual Meeting of Stockholders at our office located at 101 East State Street, Kennett Square, Pennsylvania 19348, on June 5, 2019, at 8:30 a.m. local time, to:

1.              Elect two Class II directors to serve for three-year terms expiring at our 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal;

2.              Vote on an advisory basis to approve the compensation of our named executive officers, as described in the attached proxy statement;

3.              Ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

4.              Transact such other business as may properly come before the annual meeting, including any continuation, postponement or adjournment thereof.

These items of business are described in the attached proxy statement. Only our stockholders of record at the close of business on April 8, 2019, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting and any continuation, postponement or adjournment of the annual meeting. A list of stockholders eligible to vote at our annual meeting will be available for inspection at the annual meeting, and at our executive offices during regular business hours for a period of no less than ten days prior to the annual meeting.

By Order of the Board of Directors,

Michael S. Sherman
Senior Vice President, General Counsel,
Secretary and Assistant Treasurer

i

*****

ii

Genesis Healthcare, Inc.

101 East State Street

Kennett Square, Pennsylvania 19348

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The enclosed proxy is solicited on behalf of the board of directors of Genesis Healthcare, Inc., a Delaware corporation, for use at our 2019 Annual Meeting of Stockholders to be held on Wednesday, June 5, 2019, at 8:30 a.m. local time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting. In this proxy statement, the “company,” “we,” “us” and “our” mean Genesis Healthcare, Inc., unless otherwise indicated.

All stockholders of record as of April 8, 2019, are entitled to notice of and to vote at our 2019 Annual Meeting of Stockholders. The annual meeting will be held at our office located at 101 East State Street, Kennett Square, Pennsylvania 19348.  We intend to begin mailing the Notice of Internet Availability of Proxy Materials (“Internet Availability Notice”), to certain of our stockholders, and, alternatively, a paper copy of this proxy statement and accompanying proxy card to all other stockholders, on or about April 26, 2019.

Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting of Stockholders to be Held on June 5, 2019

We are pleased to take advantage of U.S. Securities and Exchange Commission (“SEC”) rules that allow companies to furnish their proxy materials over the Internet. Accordingly, we sent to the majority of our stockholders the Internet Availability Notice regarding Internet availability of the proxy materials for this year’s annual meeting. Other stockholders were instead sent paper copies of the proxy materials accessible on the Internet. Instructions on how to access the proxy materials over the Internet or to request a paper copy can be found in the Internet Availability Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by going to www.proxyvote.com and following the instructions. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the “stockholder of record.” In that case, either the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our 2018 Annual Report to Stockholders have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” In such case, either a notice similar to the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our 2018 Annual Report to Stockholders should have been provided (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following such intermediary’s instructions for voting.

In addition, please also note that the notice of the 2019 Annual Meeting of Stockholders, this proxy statement, a proxy card sample and our 2018 Annual Report to Stockholders are available on the investor relations section of our website at www.genesishcc.com.  We encourage you to access and review all of the important information contained in the proxy materials before voting.

Stockholders Entitled to Vote

Stockholders of record as of the close of business on April 8, 2019, are entitled to notice of, and to vote at, the annual meeting. On all matters to be voted upon at the annual meeting, each holder of our Class A common stock, Class B common stock and Class C common stock is entitled to one vote for each share of Class A common stock, Class B common stock and Class C common stock, respectively, held of record by such holder. You may vote your shares at the annual meeting by attending and voting in person, by voting via the Internet or telephone as described herein, or by having your shares represented at the annual meeting by a valid proxy.

Voting

You may vote by ballot in person at the annual meeting. Alternatively, if your shares are registered directly in your name, you may submit a proxy and vote by using any of the following methods:

•                  By Telephone:  You may use any touch-tone telephone to vote at any time until 11:59 p.m. (Eastern Time) on the day before the meeting, by calling 1-800-690-6903 and following the voice-guided instructions.

•                  By Internet:  You may use the Internet to vote at any time until 11:59 p.m. (Eastern Time) on the day before the meeting, by going to www.proxyvote.com. To vote on the Internet, go to www.proxyvote.com and follow the instructions for Internet voting shown on your proxy card or Internet Availability Notice.

•                  By Mail:  If you received a printed proxy card, you may vote by completing, signing and dating the proxy card and returning it in its accompanying postage-paid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If your shares are not registered directly in your name (e.g., you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions detailed on the notice or voting instruction form you receive from your broker, bank or other nominee.

Your vote is very important. Accordingly, whether or not you plan to attend the annual meeting in person, you should vote by using one of the methods described above.

All properly signed proxies that are received before the polls are closed at the annual meeting and that are not revoked will be voted at the annual meeting according to the instructions indicated on the proxies or, if no instructions are indicated with respect to a particular proposal, they will be voted as follows: (i) “FOR” the election of each of the two nominees for director as described in Proposal 1; (ii) “FOR” the advisory approval of the compensation of our named executive officers as described in Proposal 2; and (iii) “FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm as described in Proposal 3.

The enclosed proxy gives Thomas DiVittorio, our Chief Financial Officer, and Michael S. Sherman, our Senior Vice President, General Counsel and Secretary, or either of them, discretionary authority to vote your shares with respect to all additional matters that might come before the annual meeting, including any motion made for continuance, adjournment or postponement of the annual meeting (including for purposes of soliciting additional votes).

Revoking Your Proxy; Changing Your Vote

If you are a stockholder of record, you may revoke your proxy or change your vote at any time before your proxy is voted at the annual meeting by taking any of the following actions:

•                  delivering to our Corporate Secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•                  properly delivering a subsequent proxy in one of the manners authorized and described in this proxy statement (such as by mail, via the Internet or by telephone), relating to the same shares and bearing a later date than the original proxy; or

•                  attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of proxies (other than delivering a subsequent proxy) should be addressed to:

Genesis Healthcare, Inc.

Attn: Michael S. Sherman, Secretary

101 East State Street

Kennett Square, PA 19348

If your shares are held in “street name” by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Attendance at the Annual Meeting

All stockholders who choose to attend the annual meeting in person will need to present a valid government-issued photo identification (e.g., a driver’s license, state identification card or passport) at the door to be admitted to the annual meeting. Additionally, if you hold your shares in a stock brokerage account or in the name of a bank or other holder of record and you plan to attend the annual meeting, you will also need to obtain and present a copy of your brokerage account statement (which you can obtain from your broker) reflecting your ownership of our common stock as of the close of business on April 8, 2019, the record date for the annual meeting.

Quorum and Votes Required

At the close of business on April 8, 2019, there were 104,516,818 shares of our Class A common stock, 744,396 shares of our Class B common stock and 56,620,453 shares of our Class C common stock outstanding and entitled to vote.  Stockholders of record are entitled to one (1) vote, on each proposal, for each share of Class A common stock, Class B common stock and Class C common held by the stockholder. Thus, a total of 161,881,667 votes may be cast on each proposal at the annual meeting. All votes will be tabulated by the inspector of elections appointed for the annual meeting. Michael T. Berg, our Deputy General Counsel and Assistant Secretary, has been appointed to serve as inspector of election at the annual meeting.

The inspector of elections will determine whether a quorum is present at the annual meeting. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast at the annual meeting will constitute a quorum at the annual meeting. Shares of common stock held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum but will not be counted as votes cast. Brokers, banks or other nominees who hold shares of common stock in “street name” for beneficial owners of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the New York Stock Exchange (the “NYSE”), determines to be “non-routine,” without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker, bank or nominee holds your common stock in “street name,” your broker, bank or nominee is entitled to vote your shares on “non-routine” proposals only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank or nominee with this proxy statement. Proposals 1 and 2 are considered “non-routine” matters on which brokers, banks and other nominees may vote only with specific instructions from beneficial owners.

For Proposal 1, directors will be elected by a plurality of the votes cast at the annual meeting. Thus, the two nominees receiving the greatest number of votes will be elected, assuming there is a quorum present at the annual meeting. A properly executed proxy marked “WITHHOLD ALL” or “FOR ALL EXCEPT,” as the case may be, with respect to the election of the director will not be counted in the number of votes cast on a matter, although it will be counted for purposes of determining whether there is a quorum. Your broker is not entitled to vote on the election of directors without your instruction. As a result, broker non-votes will not be counted in determining which nominees received the largest number of votes cast.

Proposal 2, approval on an advisory basis of the resolution approving the compensation of our named executive officers, as described in this proxy statement, requires the affirmative vote of the holders of a majority of the votes that all stockholders present in person or represented by proxy are entitled to cast at the annual meeting. Therefore, abstentions will have the same effect as votes against the proposal. Brokers do not have discretionary authority to vote on this proposal. Thus, broker non-votes will be deemed shares not entitled to vote on the proposal, will not be counted as votes for or against the proposal, and will not be included in calculating the number of votes necessary for approval of the proposal.

Proposal 3, the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, requires the affirmative vote of the holders of a majority of the votes that all stockholders present in person or represented by proxy are entitled to cast at the annual meeting. Therefore, abstentions will have the same effect as votes against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm and thus, broker non-votes are generally not expected in connection with the vote on Proposal 3.

No matter currently is expected to be considered at the annual meeting other than the proposals set forth in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders. However, if any other matters are properly brought before the annual meeting for action, it is intended that the shares of our common stock represented by proxies will be voted by the persons named as proxies on the proxy card in accordance with their discretion on such matters.

Solicitation of Proxies

Our board of directors is soliciting proxies for the annual meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders, including the expense of preparing and mailing the Internet Availability Notice and the proxy materials for the annual meeting. In addition to the solicitation of proxies by mail, we will request that brokers, banks and other nominees that hold shares of our common stock that are beneficially owned by our stockholders send notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

Assistance

If you need assistance in submitting your proxy or have questions regarding the annual meeting, please contact the Genesis Healthcare, Inc. Investor Relations department at (610) 925-2000 or write to: Genesis Healthcare, Inc., Attn: Investor Relations, 101 East State Street, Kennett Square, Pennsylvania 19348.

Forward-Looking Statements

This proxy statement may contain “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. We undertake no obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018 and in our subsequent periodic reports on Form 10-Q and current reports on Form 8-K.

PROPOSAL 1:  ELECTION OF DIRECTORS

Board Structure

Our Amended and Restated Bylaws provide that our board of directors will consist of not less than three (3) nor more than nineteen (19) members, with the exact number of directors being set by our board of directors. Our board of directors has set the current number of directors at nine (9) members. The directors are divided into three (3) classes, with each class consisting of three (3) members and each member serving for a term of three (3) years. At each annual meeting, the term of one class expires. Class I, which consists of Robert H. Fish, George V. Hager, Jr. and Arnold Whitman, has a term expiring at the close of our 2021 Annual Meeting of stockholders. Class II, which consists of Robert Hartman, James V. McKeon and David Reis, has a term expiring at the close of our 2019 Annual Meeting of stockholders.  Class III, which consists of James H. Bloem, John F. DePodesta and Terry Allison Rappuhn, has a term expiring at the close of our 2020 Annual Meeting of Stockholders.  We will have one vacancy on our board of directors following the 2019 Annual Meeting of Stockholders because Mr. Reis provided notice to the company in March 2019 that he would not stand for re-election when his term expires and the company had not, as of April 26, 2019, identified a nominee to replace Mr. Reis.

Board Nominees

Based upon the recommendation of our Nominating, Corporate Governance, Quality and Compliance Committee, our board of directors has nominated Robert Hartman and James V. McKeon for election to serve as Class II directors. Proxies cannot be voted for a greater number of persons or different persons than the nominees named. If elected, each director nominee would serve a three-year term expiring at our 2022 Annual Meeting of Stockholders and until his successor is duly elected and qualified or until his earlier resignation or removal. Biographical information on each of the nominees is furnished below under “Director Biographical Information.”

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE TWO DIRECTOR NOMINEES.

Composition of the Board of Directors

Set forth below is information as of April 26, 2019 regarding each director nominee and each person whose term of office as a director will continue after the annual meeting.  There are no family relationships among any of our directors or executive officers.

Name	Age	Position	Director Since	Class	Term Expires

Robert H. Fish (1)(2)	68	Chairman of the Board of Directors	2013	I	2021
George V. Hager, Jr. (2)	63	Chief Executive Officer, Director	2015	I	2021
Arnold Whitman	67	Director	2015	I	2021
Robert Hartman(2)	62	Director	2015	II	2019
James V. McKeon(1)(2)(3)	54	Director	2015	II	2019
James H. Bloem(3)(4)	68	Director	2015	III	2020
John F. DePodesta(3)(4)	74	Director	2015	III	2020
Terry Allison Rappuhn(1)(2)(4)	62	Director	2017	III	2020

(1) Member of the Nominating, Corporate Governance, Quality and Compliance Committee.

(2) Member of the Executive Committee.

(3) Member of the Compensation Committee.

(4) Member of the Audit Committee.

The Purchase and Contribution Agreement, dated as of August 18, 2014 and amended as of January 5, 2015 (as so amended, the “Purchase Agreement”) entered into between Skilled Healthcare Group, Inc. (“Skilled Healthcare”) and FC-GEN Operations Investment, LLC (“FC-GEN”) pursuant to which the combination of Skilled Healthcare with FC-GEN (the “Combination”) was effected provided that each of the parties would take all actions necessary to provide that, at the closing of the Combination (which occurred on February 2, 2015), two (2) individuals designated by Skilled Healthcare, four (4) individuals designated by FC-GEN and five (5) individuals designated jointly by Skilled Healthcare and FC-GEN would be appointed to our board of directors.  Other than Ms. Rappuhn, the individuals who are currently serving as the members of our board of directors were appointed in 2015 pursuant to that agreement.

Director Biographical Information

Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2022 Annual Meeting of Stockholders (Class II)

Robert Hartman. Mr. Hartman has been the Chairman of NuCare Services Corp., which provides business and financial consulting services to the long term care industry, since 1984, and a Senior Advisor to Next Healthcare Capital LLC, a healthcare real estate investment firm, since 2013.  Mr. Hartman has over 35 years of development and operational experience in providing senior services ranging from assisted living to post-acute care. He has been involved with the start-up and creation of over 30 businesses primarily related to the healthcare and real estate fields. He sits on the board of Formation Development Group. Additionally, Mr. Hartman is Principal and Founder of Midway Capital Partners, a private equity fund that invests in real estate, hospitality and healthcare development opportunities. He served on the board of FC-GEN until the consummation of the Combination in 2015. Mr. Hartman has served as co-President of the Illinois Council on Long Term Care, a statewide trade association. He served for six years as a Trustee of Northeastern Illinois University and for 18 years as the Chairman of the Board of Trustees of Keshet, an educational, camping and social service organization for individuals with special needs.  He was recently elected as Trustee of the Simon Wiesenthal Center.

The board of directors has concluded that Mr. Hartman should serve as a member of the board of directors due to the great breadth and depth of operational and financial experience that he has in the senior services industry, as well as his significant beneficial ownership in the company’s stock, as described below in “Security Ownership of Directors and Executive Officers and Certain Beneficial Owners.”

James V. McKeon. Mr. McKeon is currently the President of Valentine Associates LLC (“Valentine Associates”), a position he has held since 2009. Valentine Associates is a Pennsylvania-based consulting firm specializing in finance, strategic planning, performance improvement and merger and acquisition issues.  From 2009 until 2014, Mr. McKeon served as a consultant to and officer of Tech Pharmacy Services, Inc., which serviced nursing facilities for pharmacy and related supplies.  From 2003 to 2007, Mr. McKeon served as Executive Vice President and Chief Financial Officer for Genesis Healthcare Corporation, and then he served in that same role with Genesis Healthcare LLC in 2008. From 1994 to 2003, he held various positions at Genesis Health Ventures, LLC (“Genesis Health Ventures”): he was Senior Vice President and Corporate Controller from 2000 to 2003, Vice President and Corporate Controller from 1997 to 2000 and Director, Finance and Investor Relations from 1994 to 1995. Mr. McKeon started his career at KPMG Peat Marwick (“KPMG”), a professional services company, where he worked from 1986 until 1994. He held a variety of positions at KPMG during his tenure and was a senior manager upon departure. Mr. McKeon also serves as a director for Educational Credit Management Corporation (“ECMC”), a not-for-profit focused on ensuring adequate liquidity to finance secondary education, a position he has held since 2009. Mr. McKeon also serves as Chairman of the Audit Committee for ECMC, a position he has held since 2011. Mr. McKeon also serves on the board of directors for several privately-held companies and on the Board of Trustees of Sanford School, a private school located in Hockessin, Delaware.

The board of directors has concluded that, based upon Mr. McKeon’s extensive experience in the healthcare industry, as well as his familiarity with the company and its predecessor companies, he should serve as a member of the board of directors.

Directors Continuing in Office Until the 2020 Annual Meeting of Stockholders (Class III)

James H. Bloem. Mr. Bloem has served as a director and business consultant to various public and private companies, mainly in the health-care industry, since his retirement in 2013 after 13 years as Senior Vice President, Chief Financial Officer, and Treasurer of Humana, Inc. (“Humana”), one of the nation’s largest health-benefit companies. At Humana, he had responsibility for all of Humana’s accounting, actuarial, analytical, financial, tax, risk management, treasury, and investor relations activities. Mr. Bloem currently serves as a director of (1) Rotech Healthcare, Inc. (publicly-held until 2012), a leading provider of home medical equipment and related services, where he serves as chairman of the audit committee, and (2) York Risk Services Group, Inc., a provider of comprehensive insurance claims services, specialized loss adjusting, managed care, pool administration and loss control to insurance carriers, public entities and self-insured parties, where he serves as chairman of the audit committee. He also previously served as a director of Genesis Health Ventures, Inc. from 2001-2003 and NeighborCare from 2003-2005. Mr. Bloem’s financial background and experience qualify him as an “audit committee financial expert” under SEC rules.

The board of directors has concluded that Mr. Bloem should serve as a director, based upon his extensive experience in the healthcare industry, including as an executive officer of Humana, as well as his leadership skills and financial knowledge, which enable him to serve as a financial expert on and chairperson of our Audit Committee.

John F. DePodesta.  Mr. DePodesta co-founded Primus Telecommunications Group, Inc. in 1994, and served as the company’s Director, Executive Vice President, Chief Legal Officer, Chief Corporate Development Officer and Secretary from 1994 to 2010.   In 2009, Primus filed a voluntary petition in bankruptcy court for reorganization relief under Chapter 11 of the United States Bankruptcy Code. From 1994 to 2002, Mr. DePodesta served as the Chairman of the Board of Iron Road Railways, Inc., which he also co-founded. He served as Senior Vice President, Law and Public Policy, of Genesis Ventures from 1996 to 1998. Additionally, from 1994 to 1999, he served as “of counsel” to the law firm of Pepper Hamilton LLP, where he was previously a partner since 1979. Before joining Pepper Hamilton LLP, Mr. DePodesta served as General Counsel of Consolidated Rail Corporation and General Counsel - Reorganization for the Penn Central Trustees from 1971 to 1979. Since 1994, he has served as a director of Educational Credit Management Corporation Group, where he is currently Chairman of the Board, Chairman of the ECMC Foundation, Chairman of the ECMC Investment Committee, Chairman of the Governance and Compensation Committee and Chairman of the Board of Educational Credit Management Corporation Group’s other for-profit and non-profit subsidiaries. Mr. DePodesta also served as a director of Genesis Healthcare Corporation from 2003 until 2007, where he was a member of the Audit Committee and the Special Committee. From 2011 until 2015, Mr. DePodesta served as a director of Sutron Corporation and was Chairman of the Governance and Compensation Committee and a member of the Audit Committee. Since 2010, Mr. DePodesta has served as Managing Director of Dolomite Group, LLC, which provides advisory services to senior executives and public and private governing bodies.

Mr. DePodesta has extensive experience in law and regulation, corporate governance, corporate management, mergers and acquisitions, equity and debt financing, restructuring and working with healthcare and high growth technology companies.  Based on this experience, the board of directors has concluded that he should serve as a director.

Terry Allison Rappuhn.  Ms. Rappuhn has served on the board of directors of Quorum Health Corporation, a publicly-held operator of general acute care hospitals and outpatient services, since 2017, as the chair of the board of directors of Quorum since March 2018 and as chair of the audit committee of Quorum from 2017 until March 2018.  She has served Akorn, Inc., a publicly-held specialty pharmaceutical company, as a director and member of the audit committee of since 2015, as a member of the nominating and governance committee since 2016 and as the chairperson of the audit committee since 2017. From 2016 to 2017, Ms. Rappuhn served on the board of directors and audit committee of Span-America Medical Systems, Inc. (previously a publicly held company that was acquired by Savaria Corporation), a manufacturer of beds and pressure management products for the medical market. From 2006 to 2010, she served as a director and chaired the audit committee of AGA Medical Holdings, Inc. (previously a publicly-held company that was acquired by St. Jude Medical), a medical device company.  From 2003 to 2007, she served as a director of Genesis HealthCare Corporation, where she chaired the audit committee. From 1999 to April 2001, Ms. Rappuhn served as Senior Vice President and Chief Financial Officer of Quorum Health Group, Inc., an owner and operator of acute care hospitals. Ms. Rappuhn has 15 years of experience with Ernst & Young, LLP and is a Certified Public Accountant.

The board of directors has concluded that Ms. Rappuhn should serve as a director based on her extensive experience in the healthcare industry, her extensive experience in corporate governance matters, her financial and accounting background and experience which qualifies her as an “audit committee financial expert” under SEC rules, knowledge of cybersecurity oversight and her knowledge and experience with corporate governance matters.

Directors Continuing in Office Until the 2021 Annual Meeting of Stockholders (Class I)

Robert H. Fish.  Mr. Fish has served as a member of our board of directors since 2013, when he joined Skilled Healthcare as Chief Executive Officer.  He served as Skilled Healthcare’s Chief Executive Officer until the Combination was completed in 2015.  Mr. Fish currently serves as President, Chief Executive Officer and Director of Quorum Health Corporation, a publicly-held operator of general acute care hospitals and outpatient services.  During his career, Mr. Fish has served as Chairman, President or CEO of a number of healthcare companies. From 2012 until he joined Skilled Healthcare in 2013, Mr. Fish served as Managing Partner of Sonoma-Seacrest, LLC, a California health care firm specializing in strategic planning, performance improvement and merger and acquisition issues. From 2008 to 2012 he served as Chairman of REACH Medical Holdings, a regional air medical transport company, from 2005 to 2006 he served as Executive Chairman of Coram, Inc., a large home infusion provider, from 2003 to 2007 he served as Lead Director of Genesis HealthCare Corporation and from 2002 to 2003 he served as Chairman and Chief Executive Officer of Genesis Ventures, a long-term care and institutional pharmacy company and predecessor in interest to Genesis Healthcare Corporation. Since 2017, Mr. Fish has served as a director and member of the audit committee of American Renal Associates Holdings, Inc., a publicly-held provider of outpatient dialysis services.  From 2013 to 2018, Mr. Fish has served as a member of the board of directors of the non-profit St. Helena Hospital Foundation in Northern California. Mr. Fish served as President and Chief Executive Officer of St. Joseph Health System—Sonoma County and Valleycare Health System, both of which are regional hospital systems in Northern California.

Mr. Fish has extensive experience as a healthcare company executive, including in the long-term care industry.  For these reasons, and his former role as our Chief Executive Officer, our board of directors concluded that Mr. Fish should serve as a director.

George V. Hager, Jr.  Mr. Hager has served as Chief Executive Officer of Genesis Healthcare, Inc. since the Combination was completed in 2015.  Mr. Hager served as Chief Executive Officer of Genesis Healthcare Corporation from 2003 until 2007 and of Genesis Healthcare LLC from 2007 until 2015. Prior to becoming Chief Executive Officer, he was Executive Vice President and Chief Financial Officer of Genesis Healthcare Corporation, and was responsible for corporate finance, information services, reimbursement and risk management. He joined Genesis Healthcare Corporation in 1992 as Vice President and Chief Financial Officer and was named Senior Vice President and Chief Financial Officer in 1994. Mr. Hager has over 25 years of experience in the healthcare industry. He spent the first 13 years of his professional career at KPMG, LLP, where he was the partner in charge of the healthcare practice group for the Philadelphia region from 1989 to 1992.  Mr. Hager is a certified public accountant and is a member of the board of trustees of Dickinson College and the board of the Schwartz Center for Compassionate Care. Previously, he was a member of the board and the Audit Committee chair of both REACH Medical Holdings, Inc., a medical transportation company, and Adolor Corporation, a biopharmaceutical company. In addition, Mr. Hager has served as a member of the board of trustees and the Finance Committee, and as chair of the Audit Committee, of The University of the Sciences of Philadelphia.

Our board of directors has concluded that Mr. Hager should serve as a director based upon his extensive experience as a healthcare company executive, including his longstanding service as Chief Executive Officer of Genesis Healthcare.

Arnold Whitman.  Mr. Whitman is Co-Founder and Chairman of Formation Capital, LLC (“Formation Capital”). He has over 25 years’ experience in the seniors housing and healthcare industry. In 1999, Mr. Whitman created Formation Capital as an advisory and equity investment firm for seniors housing and healthcare. Since founding the company, Mr. Whitman has overseen the investment of over $5 billion in seniors housing assets managed by Formation Capital. Prior to co-founding Formation Capital, Mr. Whitman founded Health Care Capital Finance (“HCCF”), a private debt provider, where he developed a successful securitization program for seniors housing assets. Following the merger of HCCF into PRN Mortgage Capital, Mr. Whitman continued to oversee over $2 billion of debt investments into seniors housing and care. Mr. Whitman began his career in healthcare in 1985 as a Director of Acquisitions for MediPlex and then as a Vice President of Meditrust in 1986. Mr. Whitman is a current board member and Chairman Emeritus of the National Investment Center for Seniors Housing and Care Industries and also serves on the executive board of the American Seniors Housing Association. He is also a partner in Aging 2.0, a principal in Prime Care Properties, LLC and a board member of Care Institute Group, Inc. He served on the board of FC-GEN until the consummation of the Combination in 2015.

Mr. Whitman’s extensive experience in the healthcare industry, and particularly with companies who serve seniors, as well as his significant beneficial ownership in the company’s stock, as described below in “Security Ownership of Directors and Executive Officers and Certain Beneficial Owners,” led the board of directors to conclude that Mr. Whitman should serve as a member of the board of directors.

CORPORATE GOVERNANCE

Our board of directors has adopted corporate governance guidelines that provide the framework for our overall governance practices. Our board of directors has also adopted a code of conduct, which contains general guidelines for conducting our business that applies to all of our employees, including our principal executive officer, our principal financial officer, our principal accounting officer and our controller.  See “— Code of Conduct.” Our corporate governance guidelines and code of conduct can be found on the corporate governance page in the investor relations section of our website at www.genesishcc.com. Information contained on, or accessible through, any website referenced herein does not constitute a part of this proxy statement.

Board Leadership Structure

Our board of directors has determined that it is presently desirable for different individuals to hold the positions of Chief Executive Officer and Chairman of the board of directors.  Mr. Hager has served as Chief Executive Officer since the Combination in 2015 and Mr. Fish has served as Chairman since 2017, which enables Mr. Hager to focus more of his time and efforts on his operational leadership responsibilities and allows Mr. Fish to focus on his board leadership responsibilities.  Additionally, we believe that having a Chairman who is independent facilitates meaningful participation of independent directors in the leadership and functioning of our board of directors.

Mr. Fish, as an independent Chairman, acts as the Board’s lead independent director.  The corporate governance guidelines provide that the lead independent director is responsible for, among other things, periodically scheduling and conducting separate meetings of the independent directors and coordinating the activities of the independent directors.

Five of our nine current directors are “independent” directors, as defined by NYSE standards. Our directors meet regularly in executive sessions and our independent directors also meet regularly. As Chairman of the board of directors, Mr. Fish presides over board meetings and has the ability to set the agenda of the meetings of the board of directors and executive sessions.

The board of directors recognizes the importance of regularly evaluating our particular circumstances to determine if our leadership structure continues to serve the best interests of us and our stockholders. To this end, the board of directors from time to time has assessed, and will continue to assess, whether its leadership structure remains the most appropriate for our organization, and it may from time to time elect to make changes to the leadership structure.

Board Independence

Prior to November 1, 2018, we were a “controlled company,” as defined in Section 303A of the NYSE Listed Company Manual, due to the fact that the holders of a majority of the voting power of our outstanding common stock had entered into a voting agreement governing, among other things, the election of our directors.  For additional details regarding the voting agreement, please refer to the “Compensation Committee Interlocks and Insider Participation—Voting Agreement” section below. As a result of being a “controlled company,” we were not required to comply with certain NYSE listing standards.  Specifically, a “controlled company” may elect not to comply with certain independence requirements, including (i) the requirement that a majority of our board of directors consist of independent directors, (ii) the requirement that our nominating/corporate governance committee (i.e., our Nominating, Corporate Governance, Quality and Compliance Committee) be composed entirely of independent directors and (iii) the requirement that our Compensation Committee be composed entirely of independent directors. Since ceasing to be a “controlled company,” we have taken all action necessary to comply with the NYSE listing standards and currently satisfy all such independence requirements for our board of directors and its committees.

Our board of directors performs an analysis, at least annually, as to whether each member of our board of directors is an “independent director,” as that term is defined in the applicable NYSE listing standards. In making its independence determination, our board of directors considers all relevant facts and circumstances of which it is aware, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. For example, the board of directors considers transactions and relationships between each director (including nominees for director), or any member of his or her immediate family, and us and our subsidiaries and affiliates in each of the most recent three completed fiscal years. Our board of directors also considers whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner, or significant equity holder). Our board of directors considers that in the ordinary course of business, transactions may occur between us and our subsidiaries and companies at which some of our directors are or have been officers. Our board of directors also considers any relevant charitable contributions to not-for-profit organizations of which our directors or immediate family members are affiliated. In making its independence determinations, our board of directors considers all relationships between us and the director and the director’s family members of which it was aware.

As a result of its review, our board of directors has determined that, of our current directors and nominees, each of Messrs. Bloem, DePodesta, Fish and McKeon and Ms. Rappuhn is an independent member of our board of directors under the applicable listing standards of the NYSE. Please see the relationships discussed under “Certain Relationships and Related Transactions” for a description of certain relationships considered by our board of directors in making its independence determinations.

Board Meetings

Our board of directors held nine meetings during fiscal year 2018. During fiscal year 2018, all directors who were then serving attended at least 75% of the combined total of (i) all board meetings and (ii) all meetings of committees of our board of directors of which the director was a member. The Chairman of the board of directors or his designee, taking into account suggestions from other members of the board of directors and executive officers, establishes the agenda for each meeting of the board of directors and the agenda is distributed in advance to each member of our board of directors. Each member of the board of directors may suggest the inclusion of items on the agenda and raise additional discussion items at the meetings. Our board of directors regularly meets in executive session without management present.  Our directors are encouraged to attend each annual meeting of stockholders, and, with the exception of Mr. Whitman, each member of our board of directors attended the 2018 Annual Meeting of stockholders.

Committees of the Board of Directors

Our board of directors maintains a standing Audit Committee, Nominating, Corporate Governance, Quality and Compliance Committee (the “Corporate Governance Committee”) and Compensation Committee.  Because we were a “controlled company” prior to November 1, 2018, we previously availed ourselves of certain exemptions from the NYSE listing standards provided above under “—Board Independence.”  All of the current members of our Audit Committee, our Compensation Committee and our Nominating, Corporate Governance, Quality and Compliance Committee are independent under applicable NYSE corporate governance rules.

The membership of each of our Audit Committee, Corporate Governance Committee and Compensation Committee as of April 26, 2019 is as follows:

Director	Independent Under NYSE Standards	Audit Committee	Nominating, Corporate Governance, Quality and Compliance Committee	Compensation Committee
James H. Bloem	Yes	C		*
John F. DePodesta	Yes	*		C
Robert H. Fish	Yes		*
James V. McKeon	Yes		C	*
Terry Allison Rappuhn	Yes	*	*

*            Member

C          Chair

Audit Committee

We have a standing Audit Committee. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm and for reviewing and discussing with our management and our independent registered public accounting firm our audited and unaudited consolidated financial statements included in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and earnings press releases. The Audit Committee carries out its responsibilities in accordance with the terms of its charter. The Audit Committee has authority to retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the committee believes to be necessary or appropriate.  A copy of the Audit Committee charter is available under the “Corporate Governance” section of the Company’s website, www.genesishcc.com.

During fiscal 2018, the Audit Committee held 12 meetings. The current members of the Audit Committee are Messrs. Bloem (Chair) and DePodesta and Ms. Rappuhn. Our board of directors has determined that all members of our Audit Committee are financially literate under the current listing standards of the NYSE and are independent under the NYSE standards and the requirements of SEC Rule 10A-3. Our board of directors has also determined that each of Mr. Bloem and Ms. Rappuhn qualifies as “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act of 1934, as amended (the “Exchange Act”).

Nominating Corporate Governance, Quality and Compliance Committee

We have a standing Corporate Governance Committee. During fiscal year 2018, the Corporate Governance Committee held four meetings. The current members of the Corporate Governance Committee are Messrs. McKeon (Chair) and Fish and Ms. Rappuhn.  Our board of directors has determined that all of the current members of our Corporate Governance Committee are independent under the NYSE listing standards.  A copy of the Corporate Governance Committee charter is available under the “Corporate Governance” section of the Company’s website, www.genesishcc.com.

The purpose of the Corporate Governance Committee is to make recommendations concerning the size and composition of our board of directors and its committees, oversee and evaluate and recommend candidates for election as directors, evaluate and recommend compensation paid to non-employee directors, develop, implement and review our corporate governance policies, evaluate our board of directors and management, oversee succession planning by management and review and oversee our policies and procedures that support and enhance the quality of care provided by our affiliates and compliance with applicable laws, regulations and industry guidelines. The Corporate Governance Committee is responsible for annually considering the appropriate skills and characteristics required of members of the board of directors in the context of the current make-up of our board of directors and its committees and for making board composition and nomination recommendations to the board of directors.

Our entire board of directors is responsible for nominating members for election to our board of directors and for filling vacancies on our board of directors that may occur between annual meetings of stockholders. The Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the entire board of directors for prospective board membership. In evaluating the suitability of individuals, the Corporate Governance Committee considers many factors, including:

•                  personal and professional integrity, ethics and values;

•                  experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;

•                  experience in the company’s industry;

•                  experience as a board member of another publicly held company;

•                  academic expertise in an area of the company’s operations;

•                  diversity of industry experience, gender, ethnicity and other diversity-related factors the committee may deem appropriate; and

•                  practical and mature business judgment, including ability to make independent analytical inquiries.

When formulating its board membership recommendations, the Corporate Governance Committee also considers any advice and recommendations offered by other members of the board of directors. The Corporate Governance Committee may also review the composition and qualification of the board of directors of our competitors or other companies and may seek input from industry experts.

In determining whether to recommend a director for re-election, the Corporate Governance Committee also considers our board of directors’ and each committee’s annual performance self-evaluations. All directors are encouraged to attend periodically director education programs or seminars.

The Corporate Governance Committee evaluates each individual in the context of our board of directors as a whole, with the objective of recommending a group that it feels can best perpetuate success for our company and represent stockholder interests through the exercise of sound judgment. Included in this evaluation is a consideration of the diversity each director or nominee brings to our board of directors, with diversity reflecting varied industry and professional experience, ethnicity and viewpoints, and other factors, as applicable.

The Corporate Governance Committee will consider stockholder recommendations of candidates for the board of directors on the same basis as it considers other candidates. Stockholder recommendations must be submitted to us under the procedures discussed below in “Other Matters — Stockholder Proposals and Nominations” and should include the information required by our bylaws.

Compensation Committee

We have a standing Compensation Committee. The Compensation Committee held five meetings in fiscal year 2018. The current members of the Compensation Committee are Messrs. DePodesta (Chair), Bloem and McKeon. For most of 2018, the Compensation Committee consisted of two independent directors and two non-independent directors as defined under NYSE rules.  Our board of directors has determined that all of the current members of our Compensation Committee are independent under the NYSE standards and the requirements of SEC Rule 10C-1.  A copy of the Compensation Committee charter is available under the “Corporate Governance” section of the Company’s website, www.genesishcc.com.

The Compensation Committee approves the compensation of our Chief Executive Officer and all other officers (as that term is defined in Rule 16a-1 under the Exchange Act), including the approval of any grant of stock options, restricted stock or other equity awards to the CEO and other officers under our equity incentive plans. The Compensation Committee also reviews our compensation philosophy and has direct access to third-party compensation consultants.

The Compensation Committee also makes recommendations to our board of directors with respect to our incentive-compensation plans and equity-based plans and reviews and approves all executive officers’ employment agreements and severance arrangements. The Compensation Committee also manages and periodically reviews all annual bonus, long-term incentive compensation and equity incentive plans (including restricted stock plans, long-term incentive plans, management incentive plans and others). The Compensation Committee also determines annually the annual cash bonuses to be awarded to our executive officers and certain members of senior management based upon pre-established financial and operational performance criteria set under our annual performance bonus program. To assist the Compensation Committee, our Chief Executive Officer may make recommendations regarding other executive officers’ compensation based on his evaluation of the performance of the other executive officer against objectives established at the beginning of each year, the officer’s scope of responsibilities, our financial performance, retention considerations and general economic and competitive conditions. The Compensation Committee is permitted to delegate certain of its responsibilities to a subcommittee of the Compensation Committee.

In addition, the Compensation Committee has the authority to retain consultants and advisors as it may deem appropriate in its discretion, and the Compensation Committee has the sole authority to approve related fees and other retention terms. In 2017 and prior years, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) to advise the Compensation Committee on an ongoing basis as an independent compensation consultant.  Pearl Meyer reports directly to the Compensation Committee. While conducting assignments, Pearl Meyer interacts with our management when appropriate. Pearl Meyer, when invited, attends, or otherwise participates in, meetings of the Compensation Committee.

After review and consultation with Pearl Meyer, the Compensation Committee determined there was no conflict of interest resulting from retaining Pearl Meyer during the year ended December 31, 2018.  In reaching this conclusion, the Compensation Committee considered the factors set forth in Rule 10C-1 of the Exchange Act.  The Compensation Committee anticipates that it will retain Pearl Meyer to advise the Compensation Committee on certain compensation matters in 2019.  In making this determination, the Compensation Committee noted that during 2018:

•                  Pearl Meyer did not provide any services to the company or its management other than service to the Compensation Committee, and its services were limited to executive and Board compensation consulting. Specifically, it did not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing;

•                  Fees from the company were less than 1% of Pearl Meyer’s total revenue;

•                  None of the Pearl Meyer consultants who worked on company matters had any business or personal relationship with Compensation Committee members or directly owns company stock; and

•                  None of the Pearl Meyer consultants who worked on company matters, or Pearl Meyer, as a whole, had any business or personal relationship with executive officers of the company.

The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

Executive Committee

During 2018, we maintained an Executive Committee. The Executive Committee held 11 meetings in fiscal year 2018. The members of the Executive Committee were Messrs. Fish (Chair), Hager, Hartman and McKeon and Ms. Rappuhn. The purpose of the Executive Committee was to assist the board of directors in its oversight role regarding the review of the company’s operations, transactional opportunities, strategic alternatives, strategic plan, portfolio management and similar matters, and to provide advice to the company’s chief executive officer regarding such matters.

Risk Oversight

While our board of directors has the ultimate oversight responsibility for the risk management process, various committees of the board of directors also have responsibility for overseeing specific areas of risk management, as set forth below. Members of management provide regular reports to the board of directors and its committees for discussion, including reports on business operations, strategic planning, personnel matters and benefit plans, financial planning and budgeting, material litigation and succession matters, and will discuss any material risks to the company relating to such matters.   The committees periodically provide updates to the board of directors regarding significant risk management issues and related matters.

Committee	Primary Risk Oversight Responsibility

Audit Committee	Overseeing financial risk, capital risk, financial compliance risk and cybersecurity risk and internal controls over financial reporting.

Compensation Committee	Overseeing our compensation philosophy and practices and evaluating the balance between risk-taking and rewards to senior officers, as further discussed below.

Nominating, Corporate Governance, Quality and Compliance Committee

Evaluating each director’s independence and the effectiveness of our corporate governance guidelines and code of conduct, overseeing management’s succession planning and overseeing quality of care and regulatory compliance risks.

Communication with the Board of Directors

Stockholders or other interested parties may contact any of our directors, including our non-management directors, by writing to them c/o Office of the General Counsel, Genesis Healthcare, Inc., 101 East State Street, Kennett Square, PA 19348 or by email at lawdepartment@genesishcc.com or by telephone at (610) 925-2000. The Chairman of the Board, as the Lead Independent Director, with the assistance of the company’s internal legal department, is primarily responsible for monitoring communications from stockholders and providing copies of such communications to the other directors as he or she considers appropriate. Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Board considers to be important for the directors to consider. All communications will be compiled by the Office of the General Counsel and submitted to the board of directors or the individual directors on a periodic basis.

Code of Conduct

We maintain a code of business conduct and ethics entitled “The Genesis Healthcare Code of Conduct,” which is applicable to our directors, officers and employees and any independent contractors performing functions similar to those of employees, including our principal executive officer, principal financial officer and principal accounting officer or controller. The Code of Conduct addresses ethical conduct, commitment to quality care, full, fair and accurate disclosure in documents that we file with the SEC and other regulatory agencies, compliance with laws, regulations and professional standards, and the process for reporting suspected violations of the code. You can access our Code of Conduct, free of charge, on the corporate governance page in the investor relations section of our website at www.genesishcc.com.  Information contained on, or accessible through, any website referenced herein does not constitute a part of this proxy statement. In the event of any future amendments to certain provisions of our Code of Conduct, or waivers of such provisions, applicable to our directors and executive officers, we intend to disclose such amendments or waivers at the same location on our website identified above.  Our current Code of Conduct was adopted by our board of directors in 2015 and the company’s management has made, pursuant to authority granted to it by the board of directors, non-material modifications to the Code of Conduct from time to time as management deemed appropriate.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

AND CERTAIN BENEFICIAL OWNERS

The following table shows ownership of our common stock as of April 8, 2019 by: (i) each person known to us to own beneficially more than five percent (5%) of any class of our capital stock; (ii) each director; (iii) our Chief Executive Officer, our Chief Financial Officer, and each of our other three most highly compensated executive officers for the year ended December 31, 2018 (collectively, the “Named Executive Officers”); and (iv) all of our current directors and executive officers as a group.

	Shares Beneficially Owned(1)
	Shares of Class A Common Stock	Rights to Acquire Class A Common Stock (2)	Class A Percentage (3)	Shares of Class C Common Stock	Class C Percentage	Percentage of Outstanding Vote

Stockholders holding 5% or more:
Arnold Whitman(4)	8,474,379	19,327,048	22.4%	19,163,061	33.8%	17.2%
Isaac Neuberger(5)	10,112,210	6,603,616	15.0%	6,602,466	11.7%	10.3%
Steven Fishman(6)	5,030,318	11,341,465	14.5%	11,339,490	14.7%	10.1%
Welltower Inc. (7)	9,564,576	—	9.2%	—	—	5.9%
David Reis(8)	848,125	8,466,516	8.2%	8,304,420	14.7%	5.8%
Steven D. Lebowitz(9)	5,762,863	—	5.5%	—	—	3.6%
Robert Hartman(10)	2,030,523	3,687,874	5.3%	3,566,603	6.3%	3.5%
Directors:
James H. Bloem	59,802	120,650	*	—	—	*
John F. DePodesta	—	180,452	*	—	—	—
Robert H. Fish	218,639	180,452	*	—	—	*
George V. Hager, Jr.	1,346,916	1,096,725	2.3%	892,403	1.6%	1.5%
Robert Hartman(10)	2,030,523	3,687,874	5.3%	3,566,603	6.3%	3.5%
James V. McKeon	10,000	180,452	*	—	—	*
David Reis(8)	848,125	8,466,516	8.2%	8,304,420	14.7%	5.8%
Terry Allison Rappuhn	8,425	120,650	*	—	—	*
Arnold Whitman(4)	8,474,379	19,327,048	22.4%	19,163,061	33.8%	17.2%
Other Named Executive Officers:
Paul Bach	218,026	277,655	*	186,497	*	*
Thomas DiVittorio	361,262	469,494	*	372,996	*	*
JoAnne Reifsnyder	174,610	427,529	*	356,958	*	*
Michael Sherman	356,095	433,694	*	372,996	*	*
All current executive officers and directors as a group (13 persons)	14,166,746	34,969,192	35.2%	33,215,934	58.7%	30.0%

* Less than 1%

(1)                Unless otherwise noted, percentage ownership is based on 104,516,818 shares of our Class A common stock, 744,396 shares of our Class B common stock and 56,620,453 shares of our Class C common stock outstanding on April 8, 2019. Restricted stock units vesting within sixty days of April 8, 2019 are deemed outstanding for purposes of computing the share amount and percentage ownership of the person holding such units, but we do not deem them outstanding for computing the percentage ownership of any other person. The person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, unless otherwise noted below.  Unless otherwise indicated, the address of each person named in the table is c/o Genesis Healthcare, Inc., 101 East State Street, Kennett Square, PA 19348.

(2)                Except as otherwise noted, consists of shares of Class A common stock which the person has a right to acquire upon exchange of Class A Common Units of FC-GEN Operations Investment, LLC (“OP Units”) for one share of Class A common stock and/or conversion of shares of our Class B common stock or Class C common stock at a ratio of 0.00017411 to one. Also includes the following shares of Class A common stock upon the vesting of restricted stock units within 60 days of April 8, 2019:  Messrs. Bloem, DePodesta, Fish, Hartman, McKeon, Reis and Whitman and Ms. Rappuhn, 68,650; Mr. Hager, 204,167; Mr. Bach, 91,126; Mr. DiVittorio, 96,433; Dr. Reifsnyder, 70,509; and Mr. Sherman, 60,633.  In addition, it includes the following number of shares of Class A common stock that the person has a right to acquire upon settlement of restricted stock units that are vested as of April 8, 2019 but for which settlement has been deferred:  Messrs. DePodesta, Fish and McKeon, 111,802; Messrs. Reis and Whitman, 92,000; Messrs. Bloem and Hartman and Ms. Rappuhn, 52,000.

(3)                Giving effect to conversion of all shares of our Class B and Class C common stock and exchange of all OP Units held by the named individual or group. Also includes shares of our Class A common stock to be issued upon the vesting of restricted stock units within 60 days of April 8, 2019, as detailed above.

(4)                According to the Schedule 13D/A filed with the SEC on November 5, 2018 by, among others, Mr. Whitman. Includes sole voting and dispositive power over 31,302 shares of our Class A common stock and shared dispositive power over 27,609,475 shares of our Class A common stock, including Class C common stock and OP Units on an as-converted, as-exchanged basis.

(5)                According to the Schedule 13D/A filed with the SEC on November 5, 2018 by, among others, Mr. Neuberger. Includes shared voting and dispositive power over 16,715,826 shares of our Class A common stock, including Class C common stock and OP Units on an as-converted, as-exchanged basis.  The address of Mr. Neuberger is One South Street, 27th Floor, Baltimore, Maryland 21202.

(6)                According to the Schedule 13D/A filed with the SEC on November 5, 2018 by, among others, Mr. Fishman. Includes sole voting and dispositive power over 3,344,608 shares of our Class A common stock, including Class C common stock and OP Units on an as-converted, as-exchanged basis, and shared dispositive power over 13,027,175 shares of our Class A common stock, including Class C common stock and OP Units on an as-converted, as-exchanged basis.

(7)                According to the Schedule 13G/A filed with the SEC on February 14, 2018 by Welltower Inc., a Delaware corporation. The address of Welltower Inc. is 4500 Dorr Street, Toledo, Ohio 43615.

(8)                According to the Schedule 13D filed by Mr. Reis with the SEC on February 28, 2019.  Includes sole voting and dispositive power over 276,198 shares of our Class A common stock and shared voting and dispositive power over 8,877,793 shares of our Class A common stock, including Class C common stock and OP Units on an as-converted, as-exchanged basis.

(9)                According to the Schedule 13G/A filed by Mr. Lebowitz with the SEC on February 7, 2019. Includes sole voting and dispositive power over 560,000 shares, shared voting over 4,912,863 shares and shared dispositive power over 5,202,863 shares of our Class A common stock.

(10)         According to the Schedule 13D/A filed with the SEC on November 5, 2018 by, among others, Mr. Hartman and information provided to the company by Mr. Hartman. Includes sole voting and dispositive power over 111,802 shares of our Class A common stock and shared dispositive power over 5,537,945 shares of our Class A common stock, including Class C common stock and OP Units on an as-converted, as-exchanged basis.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on a review of copies of such forms received with respect to fiscal year 2018 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of our common stock have complied with the reporting requirements of Section 16(a), other than Mr. Reis, who inadvertently filed two Forms 4 late with respect to distributions made by Senior Care Genesis, LLC on August 18, 2018 and October 18, 2018.

Equity Compensation Plan Information

The following table provides information, as of December 31, 2018, about compensation plans under which shares of our common stock may be issued to employees, consultants or non-employee directors of our board of directors upon exercise of options, warrants or rights.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (c)
Plans approved by stockholders	10,191,699	$	N/A	8,464,412
Plans not approved by stockholders	N/A	N/A		N/A
Total	10,191,699	$	N/A	8,464,412

(a)         Represents restricted stock units covering 10,191,699 shares of common stock outstanding as of December 31, 2018 under the Amended and Restated 2015 Omnibus Equity Incentive Plan of Genesis Healthcare, Inc., or the 2015 Plan.

(b)         No exercise price is payable in connection with the issuance of shares covered by the restricted stock units outstanding as of December 31, 2018.

(c)          Represents the number of shares that remained available for issuance under the 2015 Plan as of December 31, 2018. As of April 8, 2019, 8,545,487 shares remained available for issuance under such Plan.

OUR EXECUTIVE OFFICERS

The following sets forth biographical information regarding our executive officers (as defined in applicable SEC rules) as of April 26, 2019, other than our Chief Executive Officer, Mr. Hager, whose biographical information is set forth above under “Director Biographical Information.”

Thomas DiVittorio, 50, Chief Financial Officer. Mr. DiVittorio has served as our Executive Vice President and Chief Financial Officer since September 2018 and as our Senior Vice President and Chief Financial Officer from the Combination to September 2018 and he served in the same capacity for Genesis Healthcare LLC from 2008 to 2015. He served in various corporate finance positions with Genesis Healthcare Corporation from 1996 to 2007, including Vice President, Corporate Controller and Chief Accounting Officer. Prior to joining Genesis Healthcare Corporation, Mr. DiVittorio was employed by KPMG, LLP. Mr. DiVittorio is a certified public accountant.

Paul D. Bach, 60, Chief Operating Officer — Genesis HealthCare. Mr. Bach has served as our Chief Operating Officer — Genesis Healthcare since January 1, 2017.  He previously served the company as the Executive Vice President of the Mid-Atlantic/Southeast Division from 2006 through 2016.  From 1997 to 2006, Mr. Bach served the company as the Senior Vice President of the Capital Region.  From 1984 to 1997, Mr. Bach served the company in various roles, including Regional Vice President, Regional Director and Nursing Home Administrator.

Michael S. Sherman, 50, Senior Vice President, General Counsel, Secretary and Assistant Treasurer. Mr. Sherman has served as our Senior Vice President, General Counsel, Secretary and Assistant Treasurer since the Combination and he served in the same capacity for Genesis Healthcare LLC from 2009 to 2015. Mr. Sherman previously served as Genesis Healthcare Corporation’s Assistant General Counsel from 1997 to1999, as Vice President and Deputy General Counsel, Strategic Development, from 1999 to 2004, and as Senior Vice President, Mergers and Acquisitions, from 2006 until 2009.

JoAnne Reifsnyder, PhD., RN, FAAN, 60, Executive Vice President, Clinical Operations, and Chief Nursing Officer. Dr. Reifsnyder has served as our Executive Vice President, Clinical Operations, and Chief Nursing Officer since the Combination and she served as Senior Vice President, Clinical Operations of Genesis Healthcare LLC from 2012 to 2015.  Prior to joining Genesis Healthcare LLC, Dr. Reifsnyder was Senior Vice President of Care Transitions for CareKinesis and Program Director, Health Policy, at Jefferson School of Population Health, and has held numerous other administrative, clinical and academic positions spanning a 35-year career. She was formerly the President of the Board of Directors for the Hospice and Palliative Nurses Association, and currently serves on the Board of the Hospice Foundation of America. She is a member of the American Nurses Association, the American Organization of Nurse Executives, the National Gerontological Nurses Association and Sigma Theta Tau International, the Honor Society of Nursing. Dr. Reifsnyder completed a postdoctoral fellowship in psychosocial oncology at the University of Pennsylvania School of Nursing, and holds a PhD in nursing from the University of Maryland, a Master’s Degree in nursing from Thomas Jefferson University, a BSN from Holy Family College and an MBA from George Washington University. She holds an appointment as Adjunct Assistant professor in the School of Nursing at the University of Pennsylvania. Dr. Reifsnyder was inducted as a Fellow in the American Academy of Nursing in 2015.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion & Analysis describes our executive compensation programs for our 2018 fiscal year Named Executive Officers, who were:

•                  George V. Hager, Jr., Chief Executive Officer;

•                  Thomas DiVittorio, Chief Financial Officer;

•                  Paul Bach, Executive Vice President and Chief Operating Officer;

•                  JoAnne Reifsnyder, PhD, Executive Vice President Clinical Operations and Chief Nursing Officer; and

•                  Michael Sherman, Senior Vice President, General Counsel, Secretary and Assistant Treasurer.

Executive Summary

2018 Business Results and Achievements

Fiscal 2018 continued to be a challenging environment for post-acute health care service providers.  We did not achieve our annual plan financial performance target for 2018, although we achieved our financial performance threshold for purposes of the annual bonus plan.  Our 2018 revenue was $5.0 billion and our 2018 Adjusted EBITDAR (see “2018 Executive Compensation Program in Detail — Annual Cash Bonus — 2018 Performance Objectives and Criteria” for definition) was $603.9 million, both of which were decreases from 2017.  However, we achieved several important financial performance milestones during 2018 and we accomplished many of our strategic objectives, including the divestiture, exiting or closing of 55 facilities, which reduced annual cash lease payments by approximately $21.0 million and reduced funded debt by $100.0 million.

2018 Compensation and Governance Highlights

The Compensation Committee took the following compensation-related actions for fiscal 2018:

•                  Approved the grant of performance-based and time-based restricted stock units to our Named Executive Officers in June, 2018;

•                  Approved the 2018 Incentive Compensation Plan (“2018 ICP”) with respect to our Named Executive Officers in June, 2018;

•                  Approved a bonus to each of the Named Executive Officers in December 2018 related to financial performance achieved;

•                  Made preliminary determinations that some, but not all, of the eligibility criteria for the awarding of bonuses under the 2018 ICP were achieved, and certain criteria remain under consideration.  As described below, the Compensation Committee has not, as of April 26, 2019, approved the payment of any such bonuses; and

•                  Adopted stock ownership guidelines for our Chief Executive Officer.

These actions demonstrate the Compensation Committee’s commitment to aligning executive pay with company performance and shareholder interests.  For additional details regarding these 2018 compensation actions, please refer to the “2018 Executive Compensation Program in Detail” section below.

We believe our executive compensation program promotes good governance and operates in the best interests of our stockholders.  A summary of certain of our compensation governance practices is as follows:

We do	We do not

✓Place heavy emphasis on variable compensation, which has included cash and equity awards that are dependent on the achievement of short-term financial and long-term stock price goals as well as individual performance goals

× Offer compensation-related tax gross ups
✓Use performance-related long-term compensation in the form of performance-based units subject to three stock price hurdles before they can vest	× Have any significant perquisites or retirement programs
✓Have stock ownership requirements for our CEO and directors that reinforce alignment with stockholders	× Allow pledging, hedging, or trading in derivatives of Genesis securities, except in limited circumstances (see “- Compensation Policies - Restrictions on Pledging and Hedging” below)
✓Have an independent compensation consultant advising the Compensation Committee	× Guarantee bonuses
✓Have a clawback policy

In determining whether changes should be made to our executive compensation program for 2018, the Compensation Committee took into account the fact that, last year, 98% of the votes cast on our shareholder advisory vote on the compensation of our named executive officers were voted in favor of the proposal, which the Compensation Committee considered to be a strong endorsement of the existing program.

Executive Compensation Program Framework

Compensation Philosophy & Objectives

We believe that compensation should reward performance and attract and retain executives and employees we believe are critical to our success. Our philosophy and approach to compensation is grounded in the following principles:

•                  Competitiveness: provide competitive total compensation opportunities that allow us to attract, retain and motivate critical executive talent;

•                  Performance-based: tie a significant portion of executive compensation to company and individual performance via short- and long-term incentive programs and equity awards; and

•                  Aligned with shareholders:  provide incentives, particularly equity incentives, which align our executives’ and employees’ interests with those of our stockholders, creating an ownership culture focused on building our long-term value.

Our general goal is to provide compensation opportunities that position the company near the 50th percentile of market over time, and targeting a mix of compensation that is balanced, with greater emphasis on variable elements, in particular equity incentives.  We monitor achievement of these strategies and our competitive posture relative to the market through the market review process described below under “The Decision Making Process — Role of Benchmarking and Peer Groups.”

Compensation Program Elements

Our 2018 executive compensation program contained four main components:

•                  Base salary — fixed pay that takes into account an individual’s duties and responsibilities, experience, expertise and individual performance;

•                  Annual cash bonus — an opportunity to receive variable cash incentive compensation designed to reward attainment of company and individual performance objectives, with target award opportunities expressed as a percentage of base salary;

•                  Long-term equity incentives — restricted stock units, which vest in part over time and in part based on achievement of company performance targets, in order to align executive officer and stockholder interests and encourage executive retention during the vesting period;

•                  Benefits and limited perquisites — including severance benefits, insurance benefits and certain perquisites.

We believe that the elements of compensation identified above produce a well-balanced mix of security-oriented, retentive and at-risk compensation through base salary, benefits and perquisites and both short- and long-term performance incentives based upon company and individual performance goals. Base salary, benefits and perquisites provide our executives with a measure of security as to the minimum level of remuneration they will receive. The annual cash incentive and long-term equity incentive components are intended to motivate the executive to focus on the business metrics, individual performance and the provision of quality care that will produce a high level of value creation over the long-term. We believe that this approach not only enhances stockholder value, but also reduces the risk that our critical executives will leave us to pursue other opportunities with competitors or otherwise.

Pay Mix

The charts below show that the majority of our Named Executive Officers’ target total direct compensation (TDC), i.e. base salary, target bonuses and annual long-term equity incentives, is variable:  67% for our CEO and an average of 55% for our other Named Executive Officers.

We consider the following factors when determining the allocation among current and long-term (equity) and cash and non-cash compensation each year: our short and long-term operating objectives, our compensation philosophy, competitive trends within our industry, the dilutive effect of equity grants and the importance of creating a performance-based environment that ties a significant portion of each executive’s compensation to the achievement of company and individual performance targets and increasing stockholder value. When considering a proposed compensation package for an executive or key employee, we consider the compensation package as a whole, as well as each element of total compensation individually.  The level and mix of compensation for our Named Executive Officers is also determined based on the Compensation Committee’s understanding of compensation levels for similar positions in the industry and the marketplace at large.

The Decision Making Process

Role of the Compensation Committee.  The Compensation Committee of our board of directors develops our executive compensation policies and determines the amounts and elements of compensation for our Named Executive Officers.  For most of 2018, the Compensation Committee consisted of two independent directors and two non-independent directors as defined under NYSE rules.  As of February 20, 2019, the Compensation Committee was comprised entirely of independent directors.  The Compensation Committee’s duties and responsibilities include evaluating executive and non-executive compensation plans, policies and programs for us and our subsidiaries. The Compensation Committee works closely with management and the Compensation Committee’s independent consultant to examine the effectiveness of our executive compensation program throughout the year.  The Compensation Committee’s function is described in detail in its charter, which has been approved by our board of directors.

Role of the Compensation Consultant. The Compensation Committee has the authority to engage the services of independent compensation consultants to provide advice in connection with making executive compensation determinations.  In recent years, the company has engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) to conduct compensation reviews and provide advice and, as such, Pearl Meyer is familiar with our industry.  In 2016, the Compensation Committee retained Pearl Meyer to review the compensation of our executive officers, including the Named Executive Officers, and to provide recommendations regarding the compensation of such officers (the “2016 executive compensation review”).  Pearl Meyer continued to advise the Compensation Committee with regards to compensation decisions made during 2018.  See “Corporate Governance — Committees of the Board of Directors — Compensation Committee.”

As necessary and when appropriate, Pearl Meyer interacted with our Chief Executive Officer to provide relevant company and executive compensation data. In addition, from time to time Pearl Meyer sought feedback from the Compensation Committee and our Chief Executive Officer in connection with Pearl Meyer’s work prior to presenting study results or recommendations to the Compensation Committee.

Role of Benchmarking and Peer Groups.  In the 2016 executive compensation review, Pearl Meyer analyzed competitive compensation levels utilizing a peer group of industry competitors that our management, the Compensation Committee and Pearl Meyer had determined to be appropriate because they were similar to us in terms of industry and size. The peer group included companies with retirement/aged care, medical nursing homes, medical outpatient/home medicine, and/or physical therapy/rehabilitation center operations, with comparable enterprise values and revenues. The following companies comprised our peer group for 2016:

Amedisys, Inc.	Kindred Healthcare, Inc.
AmSurg Corp.	Laboratory Corporation of America Holdings
Brookdale Senior Living, Inc.	LifePoint Health, Inc.
Chemed Corporation	National HealthCare Corporation
The Ensign Group, Inc.	Quest Diagnostics, Inc.
Envision Healthcare Holdings, Inc.	Select Medical Holdings Corporation
Five Star Quality Care, Inc.	Team Health Holdings, Inc.
HealthSouth Corporation	Universal Health Services, Inc.

Following is a summary of the enterprise values (as of October 31, 2016) and revenues (trailing 12 months as of October 31, 2016) for the peer group relative to the company:

Peer Group Percentile	Enterprise Value (in millions)	Revenue (in millions)
25th percentile	$2,168	$1,589
50th percentile	$5,383	$4,238
75th percentile	$7,385	$6,583
Genesis Healthcare, Inc.	$5,221	$5,657

Pearl Meyer obtained data from public filings of the peer group companies for the purposes of evaluating the market competitiveness of our executive compensation.

In addition to peer group data, six published or private compensation surveys were also utilized by Pearl Meyer, and comparisons to survey benchmark positions were made based on the company’s size. Pearl Meyer completed its review in December 2016 and presented its analysis of the company’s executive compensation program relative to peer and survey 25th, 50th and 75th percentile levels. Overall, the company’s target TDC was approximately at the 25th percentile market levels based on the results of the study.

In making compensation decisions, the Compensation Committee considered the peer group analysis and the factors discussed below under “- Role of Management.”

Role of Management. At the request of the Compensation Committee, our Chief Executive Officer was present at Compensation Committee meetings in 2018 where executive compensation and company, business unit and individual performance were discussed and evaluated.  Executives may provide insight, suggestions or recommendations regarding executive compensation if present during these meetings or at other times. However, compensation decisions for all the Named Executive Officers are made by the Compensation Committee.

To supplement their deliberations and analysis regarding executive compensation, our Chief Executive Officer provided recommendations and input to the Compensation Committee regarding other Named Executive Officers’ compensation, based on his evaluations of the other Named Executive Officers’ performance relative to their individual performance objectives established under our annual performance bonus program and in consideration of other past achievements and other subjective factors.  As part of the Compensation Committee’s discussions with our Chief Executive Officer, the Committee considered the following factors in making its compensation decisions:

•                    the competitive environment for executives of both public and private companies in our industry,

•                    the compensation paid to our officers in prior years to help ensure consistency from year to year,

•                    our dispositions and restructuring over the past few years,

•                    the difficult operating conditions during the current economic climate and the resulting reductions in reimbursements,

•                    the amount of dilution resulting from equity awards;

•                    retention risks, and

•                    the performance of the executive officers.

The Compensation Committee will from time to time request that the Chief Executive Officer provide a self-assessment of his performance as well.  The Chief Executive Officer does not participate in the deliberations of the Compensation Committee regarding his own compensation.

2018 Executive Compensation Program in Detail

Our 2018 executive compensation program contained four main components: base salary, annual cash bonus, long-term equity incentives and benefits and limited perquisites.

Base Salary

Base salary levels and any adjustments to those levels for each individual Named Executive Officer are reviewed each year by the Compensation Committee, and may be based on factors such as our overall performance, new roles and/or responsibilities assumed by the Named Executive Officer, the performance of the Named Executive Officer’s area of responsibility, the Named Executive Officer’s impact on strategic goals, the length of service with us, whether our employees in general have recently received wage increases, and whether there have been revisions to our compensation philosophy. However, no specific weighting is applied to any one factor and the process ultimately relies on the subjective judgment of the Compensation Committee. The results of the 2016 executive compensation review indicated that base salaries for each of the Named Executive Officers were generally between the 25th and 50th percentiles of market levels.  In June 2017, the Compensation Committee determined that increases to the base salaries of Named Executive Officers were warranted as a result of the company’s performance in spite of the challenging environment and given our competitive positioning and the lack of increases over the past several years.  The Compensation Committee did not adjust the base salaries of the Named Executive Officers in 2018.

The table below sets forth the annual base salaries for Named Executive Officers as of December 31, 2018.

Name	Base Salary ($)
George V. Hager, Jr.	900,000
Thomas DiVittorio	525,000
Paul Bach	525,000
JoAnne Reifsnyder	425,000
Michael Sherman	380,000

Annual Cash Bonus

We believe that annual performance-based cash bonuses play an important role in providing incentives to our executives to achieve near-term performance goals. Our Named Executive Officers were and remain eligible to receive cash bonuses based upon the achievement of certain objectives under our 2018 Incentive Compensation Plan (“2018 ICP”).

The Compensation Committee determined the company performance objectives applicable to the executive officers for 2018 based, in part, on company objectives established as part of the annual operating plan process as well as individual performance objectives related to their areas of responsibility. The Compensation Committee works with the Chief Executive Officer to develop the performance goals that are tied to our annual budget planning process and set at levels the Compensation Committee believes are challenging, but reasonable, for management to achieve. In the subsequent year, the Compensation Committee determines the level of achievement for each performance goal, and the resulting bonus levels, after receipt of audited financial statements and any other applicable information. The Compensation Committee also determines if and when any bonuses shall be paid to the executives, depending upon the availability of cash to pay any such bonuses, and other issues at the Compensation Committee’s discretion. In addition, the Committee has the discretion to pay bonuses in cash and/or other forms of consideration, including restricted stock units or other forms of equity.

2018 Target Bonus Opportunities.  In June 2018, the Compensation Committee approved the 2018 ICP.  Pursuant to the decision-making process described herein, the Compensation Committee established target cash bonuses for each of the Named Executive Officers that were generally around the 25th percentile of market, with the exception of Mr. Hager, who was between the 25th and 50th percentiles.  The table below sets forth the target bonus opportunities as a percentage of each Named Executive Officer’s base salary in the event that the company achieved its targeted performance objectives for fiscal 2018 and the respective officer achieved his or her individual goals.  In the event that the company attained at least 90%, but less than 100%, of its targeted Adjusted EBITDAR for fiscal 2018 (the “EBITDAR Target” discussed below), then the Compensation Committee could approve bonuses on a pro-rated basis, starting at 25% payout for 90% attainment and increasing to 90% payout at 99% attainment.   In addition, the Named Executive Officers were eligible for a total bonus of up to 60% (100% for Mr. Hager) of their respective base salaries in the event that the company exceeded the achievement of the EBITDAR Target.

	Bonus Opportunity as Percentage of Base Salary
	Threshold Bonus Opportunity	Target Bonus Opportunity	Maximum Bonus Opportunity
	(% of	(% of	With Stretch (%
Name	Base Salary)	Base Salary)	of Base Salary)
George V. Hager, Jr.	25%	100%	100%
Thomas DiVittorio	10%	40%	60%
Paul Bach	10%	40%	60%
JoAnne Reifsnyder	10%	40%	60%
Michael Sherman	10%	40%	60%

The table below sets forth the potential cash bonus that could be awarded to each Named Executive Officer under the 2018 ICP.

	Amount of Potential Bonus
Name	Threshold	Target	Maximum
George V. Hager, Jr.	$225,000	$900,000	$900,000
Thomas DiVittorio	$52,500	$210,000	$315,000
Paul Bach	$52,500	$210,000	$315,000
JoAnne Reifsnyder	$42,500	$170,000	$255,000
Michael Sherman	$38,000	$152,000	$228,000

2018 Performance Objectives and Criteria.  For each of the Named Executive Officers, 75% of his or her target bonus was based on the company’s achievement of a specified consolidated Adjusted EBITDAR target during fiscal 2018 (the “EBITDAR Target”).  The remaining 25% of the target bonus was based on the achievement of an individual non-financial goal.  The Compensation Committee established the Adjusted EBITDAR target and individual goals at a level that it believed would be attainable but that would require a high level of performance.

Adjusted EBITDAR is a non-GAAP measure and is defined as net income or loss before depreciation and amortization expense, interest expense, lease expense, loss (or gain) on extinguishment of debt, other (income) loss, transaction costs, long-lived asset impairment, income tax expense (or benefit) and loss from discontinued operations, as adjusted for (i) the conversion to cash basis leases, (ii) newly acquired or constructed businesses with start-up losses and (iii) other adjustments to provide a supplemental valuation measure.

Analysis of 2018 Performance Period.   On February 19, 2019, the Compensation Committee reviewed our 2018 performance and made preliminary determinations that we achieved 98.0% of our EBITDAR Target, which exceeded the threshold requirement for the Named Executive Officers being eligible to receive bonuses, and that some of the Named Executive Officers had achieved their individual goals.  Certain additional criteria, such as the availability of cash to pay any bonuses, the form (cash or equity) and timing of any bonuses, remain under consideration as of April 26, 2019.  As a result, the Compensation Committee has not yet made a final determination regarding incentive bonuses pursuant to the 2018 ICP.

December 2018 Cash Bonus.  In December 2018, upon the recommendation by management and based on various factors considered by the Compensation Committee, including cash available to pay bonuses, the Compensation Committee determined to reward each of the Named Executive Officers with a cash bonus in the amounts set forth in the “Bonus” column included in the “Summary Compensation Table” below.  This bonus was for 2018 performance but was not made pursuant to the 2018 ICP.

Long Term Equity Incentives

We believe that an ownership culture in our company is important to provide our Named Executive Officers with long-term incentives to build value for our stockholders. We believe stock-based awards create such a culture and help to align the interests of our management and employees with the interests of our stockholders, and also provide a retention benefit to us as a result of their vesting features.

Equity Grant Procedures. The Compensation Committee grants equity awards pursuant to the terms of the company’s Amended and Restated 2015 Omnibus Equity Incentive Plan (the “2015 Equity Plan”). The Compensation Committee administers the 2015 Equity Plan and establishes the provisions for all awards granted thereunder, including targeted grant values, vesting schedules and other provisions.  We expect to grant awards to executive officers on an annual basis.  Awards may also be granted to executive officers and eligible employees upon hire, promotion and on an ad hoc basis when deemed appropriate. The Compensation Committee approves all equity awards.

2018 Equity Award Program.  In June 2018, the Compensation Committee approved the restricted stock unit grants for each Named Executive Officer.  The Compensation Committee established a target equity award value for each of the Named Executive Officers, which amounts were generally around the 25th percentile of market levels.  The Committee determined the number of shares to be awarded to the Named Executive Officers by using a “value” approach whereby the target equity award amount was divided by $2.40, which was approximately 37% higher than the average sale price of company common stock for the prior 40 trading days.  The Committee determined to use the higher stock price, which resulted in a substantially lower number of shares awarded, in order to avoid excessive dilution.  The table below reflects the number of restricted stock units granted to the Named Executive Officers in 2018.  The vesting and other terms of the awards are described in more detail below.

Named Executive Officer	Target Value of Awards ($)	Number of Units Granted(1)
George V. Hager, Jr.	900,000	375,000
Thomas DiVittorio	446,160	185,900
Paul Bach	446,160	185,900
JoAnne Reifsnyder	318,720	132,800
Michael Sherman	285,120	118,800

(1)         The number of units was calculated by dividing the target value by $2.40 per share.

The restricted stock units were granted to the Named Executive Officers on June 6, 2018. The grants were intended to tie a portion of the grantee’s compensation to our financial performance, align the interests of the grantee and our stockholders generally, and provide a meaningful retention incentive to the grantee.  50% of such units were time-based units and 50% were performance-based units.  The time-based restricted stock units granted to those individuals on June 6, 2018 provide that the shares will vest ratably over a three-year period, with one-third vesting on May 15, 2019, 2020 and 2021, generally subject to the grantee’s continued service to the company. The performance-based units included the following performance goals for the Company (“2018 Performance Goals”):

•                  Achieve a specified amount of annual cost reductions relative to the company’s 2018 budget, adjusted for acquisitions and/or divestitures as reasonably determined by the Compensation Committee;

•                  Realize a specified amount of gross proceeds from divestitures associated with inpatient geographic consolidation, the sale of ancillary businesses or the sale of any asset resulting in the repayment of indebtedness;

•                  Attain a specified consolidated net debt / EBITDA ratio; and

•                  Achieve a specified amount of cumulative gains from the Medicare Shared Savings Program.

The performance-based units provide cliff-vesting of the performance units, if at all, on May 15, 2021, provided that the Named Executive remains an employee of the company on May 15, 2001, as follows:

•                  0% if the Company does not achieve any of the 2018 Performance Goals on or before May 15, 2021;

•                  33 1/3% if the Company achieves one of the 2018 Performance Goals on or on or before May 15, 2021;

•                  66 2/3% if the Company achieves two of the 2018 Performance Goals on or on or before May 15, 2021; and

•                  100% if the Company achieves three or four of the 2018 Performance Goals on or on or before May 15, 2021.

The Compensation Committee established the 2018 Performance Goals at a level that it believed would be attainable but that would require a high level of performance. Any units that have not vested because the Company has not achieved the 2018 Performance Goals by May 15, 2021 will be forfeited.

Benefits and Limited Perquisites

The Named Executive Officers are eligible to participate in our benefit plans on the same terms as other employees, including our 401(k) program. In addition, we paid the premiums on a $3.0 million whole life insurance policy on behalf of Mr. Hager.

Severance and Related Benefits

Each of our Named Executive Officers has an employment agreement with us that provides for severance payments if the executive’s employment is terminated by us without cause or (other than with respect to Mr. Hager) if we decline to extend the executive’s employment term. The severance benefits are an essential element of our employment agreements with the Named Executive Officers and are intended to assist us in recruiting and retaining talented executives. The amount of severance benefits payable to the Named Executive Officers is described below in more detail under the heading “Potential Payments Upon Termination or Change in Control.”

Each of the Named Executive Officers is generally subject to certain non-compete and non-solicitation obligations following the termination of his or her employment, as provided in his or her respective employment agreement. The post-termination duration of such non-compete and non-solicitation obligations varies by individual, but ranges from one to two years.  The vesting of awards of restricted stock units granted to the Named Executive Officers accelerates in part upon a change in control or death or disability of a Named Executive Officer.  The Chief Executive Officer of the company has discretion over the vesting of a portion of these awards in the event of a retirement. All unvested awards are immediately forfeited upon a termination for cause.

Compensation Policies

Stock Ownership Guidelines

In 2018, our board of directors adopted a stock ownership policy requiring our chief executive officer to hold company common stock having a value at least equal to five times his or her annual base salary within the five years of the date he or she became the chief executive officer or three years from the date the policy was adopted, whichever is later.  The company does not have stock ownership guidelines for its other executive officers.

In 2018, our board of directors revised the stock ownership policy for our non-employee directors.  The revised policy requires our non-employee directors to hold company common stock having a value at least equal to five times the annual cash retainer for serving on the board, on an after tax basis, within three years of the date the policy was revised or five years of the date that the director joined our board, whichever is later.

Restrictions on Pledging and Hedging

The company has adopted a policy that prohibits directors and executive officers from pledging shares of company securities as collateral, although upon request the company will allow pledges of company securities to non-margin accounts in limited situations.  The company’s policies also prohibit directors and executive officers from entering into hedging transactions involving company securities.

Impact of Tax and Accounting

As a general matter, the Compensation Committee takes into account the various tax and accounting implications of the compensation vehicles employed by us. When determining amounts of long-term incentive grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under Financial Accounting Standard Boards Accounting Standard Codification Topic 718, “Compensation — Stock Compensation,” or “FASB ASC Topic 718,” grants of restricted stock awards and stock options result in a recognition of a compensation expense, which is taken into account in determining the mix of equity grants to be made to Named Executive Officers.

Prior to the passage of the 2017 federal tax legislation, Section 162(m) of the Internal Revenue Code generally prohibited publicly-traded companies from taking income tax deductions for compensation paid to the chief executive officer and any of the three most highly paid executive officers, other than the chief financial officer, to the extent that annual compensation exceeded $1 million unless it qualified for an exception, including one for certain performance-based compensation.  That performance-based compensation exception generally has been repealed for tax years beginning after December 31, 2017.  In determining compensation for our executive officers, the Compensation Committee considers the extent to which the compensation is deductible, but the Compensation Committee’s primary focus in its compensation decisions will remain on most productively furthering the company’s business objectives and not on whether the compensation is deductible.

Recoupment (“Clawback”) Policy

In 2017, the company adopted a “clawback” policy providing generally that, where the company’s financial statements contain a material error that was the result of fraud, gross negligence or intentional misconduct by a current or former executive officer, the company will require the executive to repay to the company the amount of certain incentive compensation granted after adoption of the policy and paid during the three years preceding the triggering event to the extent the payment was in excess of the amount that would have been paid had the financial statement error not occurred.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with our management. Based on the review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Submitted by:	John F. DePodesta (Chair)
James Bloem
James V. McKeon
Members of the Compensation Committee

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by or paid to our Named Executive Officers by us or our subsidiaries during the fiscal years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1)($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
George V. Hager, Jr	2018	900,016	393,757	892,500	—	(2)	41,605	(3)	2,227,878
Chief Executive Officer	2017	888,908	—	429,000	—		41,604		1,359,512
	2016	822,263	—	324,500	—		15,375		1,162,138
Thomas DiVittorio	2018	525,000	92,000	442,442	—	(2)	—		1,059,442
Chief Financial Officer	2017	514,230	—	212,713	—		—		726,943
	2016	429,998	—	143,960	—		—		573,958
Paul Bach	2018	525,000	92,000	442,442	—	(2)	—		1,059,442
Executive Vice President and Chief Operating Officer (commencing January 1, 2017)	2017	510,908	—	212,713	—		—		723,621

JoAnne Reifsnyder	2018	425,000	74,000	316,064	—	(2)	—		815,064
Executive Vice President Clinical Operations and Chief Nursing Officer	2017	424,040	—	151,937	—		—		575,977
	2016	364,998	—	108,560	—		42,763		473,558
Michael Sherman	2018	380,000	67,000	282,744	—	(2)	—		729,744
Senior Vice President, General Counsel, Secretary and Assistant Treasurer

(1)               The amounts shown represent the aggregate grant date fair value of the respective equity awards granted in the year indicated (for 2018, the number of shares multiplied by the closing price of our common stock on the NYSE on the date of grant), as computed in accordance with FASB ASC Topic 718.  For additional information regarding equity awards granted in 2018, including a description of the vesting terms, see “Compensation Discussion and Analysis — Equity Awards.”

(2)               As explained above (see “Compensation Discussion and Analysis — 2018 Named Executive Officer Compensation — Annual Cash Bonus”), no non-equity incentive compensation plan amounts have been paid or are currently payable to such Named Executive Officers, but payment may be made to them in the future in amounts determined by the Compensation Committee.

(3)               Consists of premiums paid by the company on a $3.0 million whole life insurance policy on behalf of Mr. Hager.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our Named Executive Officers during fiscal year 2018.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan	All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock And Option
		Threshold	Target	Maximum	Awards(2)	or Units(3)	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	($)(4)
Mr. Hager	6/5/2018	225,004	900,016	900,016	—	—	—
	6/6/2018	—	—	—	187,500	—	446,250
	6/6/2018	—	—	—	—	187,500	446,250
Mr. DiVittorio	6/5/2018	52,500	210,000	315,000	—	—	—
	6/6/2018	—	—	—	92,950	—	221,221
	6/6/2018	—	—	—	—	92,950	221,221
Mr. Bach	6/5/2018	52,500	210,000	315,000	—	—	—
	6/6/2018	—	—	—	92,950	—	221,221
	6/6/2018	—	—	—	—	92,950	221,221
Dr. Reifsnyder	6/5/2018	42,500	170,000	255,000	—	—	—
	6/6/2018	—	—	—	66,400	—	158,032
	6/6/2018	—	—	—	—	66,400	158,032
Mr. Sherman	6/5/2018	38,000	152,000	228,000	—	—	—
	6/6/2018	—	—	—	59,400	—	141,372
	6/6/2018	—	—	—	—	59,400	141,372

(1)         These columns address the annual cash bonus program.  See “Compensation Discussion and Analysis - 2018 Named Executive Officer Compensation - Annual Cash Bonus” for a more complete description of the 2018 ICP and the 2018 bonus payouts.

(2)         This column addresses the equity awards that are performance-based.  See “Compensation Discussion and Analysis - 2018 Named Executive Officer Compensation - Long Term Equity Incentives” for more information on the vesting of these awards.

(3)         This column addresses the equity awards that are solely time-based.  See “Compensation Discussion and Analysis - 2018 Named Executive Officer Compensation - Long Term Equity Incentives” for more information on the vesting of these awards.

(4)         The actual value, if any that an executive may realize upon the vesting of the applicable stock depends on the stock price on the date of vesting. There is no assurance that the value realized by an executive will be at or near the grant date fair value, or that the particular awards will actually vest either in whole or in part.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards held by our Named Executive Officers at December 31, 2018.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)(3)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
		Time Based		Performance Based
		Restricted Stock Units		Restricted Stock Units
Mr. Hager	6/6/2018	187,500	221,250	187,500	221,250
	5/30/2017	100,000	118,000	150,000	177,000
	6/8/2016	91,667	54,083	91,666	162,250
Mr. DiVittorio	6/6/2018	92,950	109,681	92,950	109,681
	5/30/2017	49,583	58,508	74,375	87,623
	6/8/2016	40,667	23,993	40,666	71,980
Mr. Bach	6/6/2018	92,950	109,681	92,950	109,681
	5/30/2017	49,583	58,508	74,375	87,623
	6/8/2016	35,350	20,857	35,349	62,568
Dr. Reifsnyder	6/6/2018	66,400	78,352	66,400	78,352
	5/30/2017	35,416	41,791	53,125	62,688
	6/8/2016	30,667	18,093	30,666	54,280
Mr. Sherman	6/6/2018	59,400	70,092	59,400	70,092
	5/30/2017	31,666	37,366	47,500	56,050
	6/8/2016	25,000	14,750	25,000	44,250

(1)         The number of shares reflects the maximum number of shares that could vest after December 31, 2018 if the applicable vesting criteria are met.  Consists of time-based restricted stock units that vest ratably over a three-year period from the date of grant, with one-third vesting on each anniversary of the grant date, subject to the grantee’s continued service to the company.

(2)         The value shown was calculated by multiplying the number of shares shown in the table by $1.18, the closing price of our Class A common stock on the NYSE on December 31, 2018 (the last business day of the year).

(3)         The number of shares reflects the maximum number of shares that could vest after December 31, 2018 if the applicable vesting criteria are met. Consists of performance-based restricted stock units that vest three years after the award date if prior to such date the company achieves specified performance targets, with the 33% of such units becoming eligible to vest per target achieved.

Option Exercises and Stock Vested

The following table summarizes the vesting of restricted stock units for each of our Named Executive Officers for the year ended December 31, 2018.  None of our Named Executive Officers held or exercised any stock options during the year ended December 31, 2018.

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(1)
Mr. Hager	114,666	251,767
Mr. DiVittorio	53,625	117,496
Mr. Bach	49,800	108,818
Dr. Reifsnyder	39,374	86,359
Mr. Sherman	33,666	73,714

(1)         The value realized was calculated by multiplying the number of shares that vested on the date of vesting by the closing market price per share of our Class A common stock on the New York Stock Exchange on such date.

Employment Agreements

Employment Agreements with the Named Executive Officers

George V. Hager, Jr. On April 1, 2019, the company entered into an amended and restated employment agreement with Mr. Hager which sets forth the terms and conditions of his service with the company as its Chief Executive Officer.  Mr. Hager’s agreement will continue in effect for an initial term until December 31, 2022. Mr. Hager’s employment agreement provides that his base salary, which is currently $900,000, will be reviewed periodically and may be increased, but not decreased, in an effort to maintain Mr. Hager’s compensation level at market as compared to other CEOs in companies of a similar size and in the same industry. Mr. Hager is eligible for a target annual bonus of 115% of his base salary and for certain equity incentive grants. Mr. Hager will also be entitled to participate in any welfare benefit plans and pension, retirement, profit sharing, deferred compensation or savings plans sponsored by the company and will be entitled to receive perquisites generally provided to other executive officers of the company, as well as $3 million of “whole life” life insurance coverage.

Mr. Hager’s employment agreement provides that the company shall pay severance benefits in certain situations upon his termination of employment.  See below under “Potential Payments Upon Termination or Change in Control” for a description of such severance benefits.

Mr. Hager’s employment agreement includes a non-competition provision that states that Mr. Hager will not, subject to certain listed exceptions, compete with the company or solicit the company’s customers or employees during employment and for the two-year period following the termination of employment. The employment agreement also contains covenants relating to the treatment of confidential information and 2-year post-termination cooperation provisions.

Thomas DiVittorio, Paul Bach, JoAnne Reifsnyder and Michael Sherman.  On February 2, 2015, we entered into an employment agreement with each of Mr. DiVittorio, Dr. Reifsnyder and Mr. Sherman.  On March 2, 2015, we entered into an employment agreement with Mr. Bach.  Each of the employment agreements provide for an initial term of two years and will automatically renew for successive one-year periods unless either party provides at least 90 days’ advance notice of non-renewal. The annual base salaries for the executives are currently $525,000 for each of Messrs. DiVittorio and Bach, $425,000 for Dr. Reifsnyder and $380,000 for Mr. Sherman. Their base salaries will be reviewed periodically and may be increased, but not decreased, by the company.  In addition, they are eligible to participate in company sponsored long-term incentive plans, including equity incentive plans, on terms and conditions similar to other senior executive officers generally and at a level generally consistent with his or her position.

Each of the executives is eligible to participate in any welfare benefit plans, pension, retirement, profit sharing, deferred compensation or savings plans sponsored by the company and is entitled to receive perquisites generally provided to other senior officers of the company. The employment agreements provide that if the officer’s employment is terminated by the company without cause or by non-renewal or by the executives for good reason (each as defined in the agreement), and he or she executes a mutual release of claims, he or she will be eligible to receive certain severance benefits, which are described below under “Potential Payments Upon Termination or Change in Control.”

The employment agreements include a non-competition provision that states that the executive will not, subject to certain listed exceptions, compete with the company or solicit the company’s customers or employees during employment and for the one-year period following termination (provided that the non-competition restriction does not apply upon non-renewal of the term by such officer). The agreements also contain covenants relating to the treatment of confidential information and two-year post-termination cooperation provisions. The form of the release also contains a non-disparagement covenant.

Potential Payments Upon Termination or Change in Control

Mr. Hager’s employment agreement provides that if his employment is terminated by the company without cause or due to disability or by Mr. Hager for good reason (each as defined in the agreement), and he executes a mutual release of claims (if required by the company) and he continues to comply with all applicable restrictive covenants, he will receive (i) the greater of (a) his base salary for the remainder of his employment term, plus the bonus amount for the previous year, or (b) two times Mr. Hager’s highest base salary from the prior three years of service plus two times his target bonus for the year of termination, in each case payable over a two-year period after termination; (ii) a pro-rated annual bonus for the year of termination; (iii) the continuation of certain insurance benefit plans for the greater of the remainder of the term or two years following termination; and (iv) full vesting of all equity-based awards, to the extent unvested upon his termination. In the case of Mr. Hager’s death, the company will pay a lump sum equal to his base salary from the date of termination to the end of his employment term and a pro rata bonus for the year of termination. The employment agreement does not include provisions for payments upon a change in control or termination following a change in control, other than the severance benefits described above.

The employment agreements for each of Messrs. DiVittorio, Bach and Sherman and Dr. Reifsnyder provide that if the officer’s employment is terminated by the company without cause or by non-renewal or by the executives for good reason (each as defined in the agreement), and he or she executes a mutual release of claims, he or she will be eligible to receive: (i) his or her average base salary over the prior two years, payable over a one-year period after termination; (ii) the average total of all of his or her annual bonuses earned as incentive compensation (but not any long-term incentive awards) over the most recent two years, payable over a one-year period after termination; (iii) the continuation of certain insurance benefit plans for two years following termination; and (iv) vesting of equity-based awards continues on applicable vesting date(s) provided that he or she executes a separation and release of claims agreement. In the case of his or her death or disability, the company will pay him or her a pro-rata bonus for the year of termination and all of his or her equity-based awards will fully vest, to the extent unvested upon termination.  The employment agreements do not include provisions for payments upon a change in control or termination following a change in control, other than the severance benefits described above.

The equity award agreements for each of the Named Executive Officers provide for the immediate vesting, upon a change in control, of the executive’s unvested time-based restricted stock units and unvested performance-based restricted stock units for which the performance targets have been achieved as of the date of the change in control.

In accordance with the requirements of the rules of the SEC, the following table presents our reasonable estimate of the benefits payable to the Named Executive Officers under our employment agreements assuming that the employee was terminated on December 31, 2018 (assuming, in the case of Mr. Hager, that his new employment agreement had been in effect on December 31, 2018).   Excluded from the table below are benefits provided to all employees, such as unused accrued vacation. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a termination of employment the Named Executive Officers would receive the amounts reflected below.

	Involuntary Termination by Company without Cause or by Employee for Good Reason					Non-Extension of Employee’s Employment Agreement
	Cash Severance ($)	Bonus Payment ($)	Equity Acceleration ($)(1)	Health Benefits ($)(2)	Total ($)	Cash Severance ($)	Bonus Payment ($)	Equity Acceleration ($)(1)	Health Benefits ($)(2)	Total ($)
Mr. Hager	3,600,000	393,757	953,833	188,444	5,136,034	—	—	—	—	—
Mr. DiVittorio	525,000	46,000	216,176	13,966	801,142	525,000	46,000	216,176	13,966	801,142
Mr. Bach	525,000	46,000	209,902	11,661	792,563	525,000	46,000	209,902	11,661	792,563
Dr. Reifsnyder	425,000	37,000	156,331	7,683	626,014	425,000	37,000	156,331	7,683	626,014
Mr. Sherman	380,000	33,500	136,958	15,368	565,826	380,000	33,500	136,958	15,368	565,826

(1)         Represents, for Mr. Hager, the aggregate value of his unvested restricted stock units that accelerate upon termination of employment and, for the other Named Executive Officers, the aggregate value of his or her unvested restricted stock units that remain eligible for continued vesting post-termination. The value of the restricted stock units is based on the closing price of our common stock on December 31, 2018 ($1.18), which was the last trading day of 2018. This amount is also payable to the Named Executive Officer upon a change in control of the company.

(2)         Represents the estimated payments for continued medical, dental, vision, life and disability insurance coverage, with respect to Mr. Hager, for the four-year period expiring December 31, 2022, and with respect to each of the other Named Executive Officers, for a period of two years, based on our current estimated costs to provide such continued coverage.

(3)         The payment upon termination is based upon the amount of bonuses paid, if any, to the officer for the prior two years.  As explained above (see “Compensation Discussion and Analysis — 2018 Named Executive Officer Compensation — Annual Cash Bonus”), no non-equity incentive compensation plan amounts have been paid or are currently payable to such officers for 2018, but payment may be made to them in the future in amounts determined by the Compensation Committee.

CEO Pay Ratio

Set forth below is (i) the 2018 annual total compensation of Mr. Hager, our chief executive officer, as reported in the Summary Compensation Table, (ii) the 2018 annual total compensation of our median employee, as determined on that same basis, (iii) the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee, excluding our CEO, and (iv) the methodology that we used to calculate each of the above.

CEO Annual Total Compensation	$2,227,878
Median Employee Annual Total Compensation	$31,099
CEO to Median Employee Pay Ratio	72:1

We used the following methodology and process to determine the CEO pay ratio:

•                  Determined Employee Population. We began by identifying the individuals employed by our company or its consolidated subsidiaries as of December 31, 2018, including full-time, part-time, seasonal and temporary workers (approximately 58,000 employees in the United States), but excluding our CEO and all of the employees located outside the United States (approximately 100 employees in China).

•                  Identified the Median Employee and His/her Annual Compensation. We used 2018 IRS Form W-2 Box 5 amounts (Medicare wages) to identify the Median Employee in that population. We annualized compensation for permanent (full- or part-time) employees hired during 2018 but not for seasonal or temporary employees (regardless of when they were hired).

 •               Calculated CEO Pay Ratio. We then calculated our Median Employee’s annual total compensation for 2018 in accordance with the SEC’s executive compensation disclosure rules (the same rules used to determine our CEO’s annual total compensation as reflected in the Summary Compensation Table above). On that basis, the 2018 annual total compensation for our CEO was $2,227,878 (as reported in the Summary Compensation Table above), and the 2018 total annual compensation for our Median Employee was $31,099. Accordingly, for purposes of this disclosure, the ratio of our CEO’s annual total compensation to the annual total compensation of our Median Employee for fiscal year 2018 is approximately 72 to 1.

The applicable SEC rules do not specify a single methodology for identification of the median employee or calculation of the CEO pay ratio, and other companies may use assumptions and methodologies in calculating their pay ratio that are different from those used by us. Accordingly, the CEO pay ratio disclosed by other companies may not be comparable to the company’s CEO pay ratio as disclosed above.

Director Compensation

Pursuant to the company’s non-employee director compensation policy that was in effect prior to February 19, 2019, members of our board of directors who are not employed by us or any of our subsidiaries received an annual cash retainer of $75,000, payable in equal quarterly installments, for their service on the board of directors. Additionally, the chairpersons of our Audit Committee, Compensation Committee, Corporate Governance Committee and Executive Committee received an additional annual fee of $36,000, $20,000, $20,000 and $15,000, respectively, for their service in that capacity, and the other members of those respective committees received an annual fee of $18,000, $8,000, $8,000 and $8,000, respectively, for their service on such committees, in each case payable in equal quarterly installments. Furthermore, our Chairman of the board of directors received an additional $100,000 annual fee for his or her service in that capacity. This additional fee to our Chairman of the board of directors was payable in equal quarterly installments, and could be made, at the Chairman’s election, either in cash or in shares of our Class A common stock. Our directors who were also employees of our company were not separately compensated for their services as directors.

In addition to the foregoing compensation that our applicable directors received, our non-employee director compensation policy provides that each non-employee director will annually receive $120,000 of restricted stock units on or as of the date of our annual meeting of shareholders determined using either (i) the average sale price of company common stock for the 40 trading days before the trading day before the annual meeting, or (ii) such other price as the Governance Committee shall determine.  The units granted to the non-employee directors will vest in full one year from the date of grant (subject to continued service), and the vesting of the units will accelerate in full upon the death or disability of the grantee, or upon a change in control of our company (as defined in the equity incentive plan).  In accordance with the non-employee director compensation policy, on June 6, 2018 the company granted 68,650 restricted stock units to each non-employee director, which was calculated based on the 40 trading-day average share price of approximately $1.75.

Lastly, each of our non-employee directors will be reimbursed for out-of-pocket expenses incurred for attendance at board and committee meetings.  We do not offer our non-employee directors any perquisites or other forms of compensation for service on our board of directors.

On February 19, 2019, we amended our non-employee director compensation policy to (i) increase the value of our annual restricted stock unit awards to non-employee directors from $120,000 to $160,000; and (ii) increase the fees paid to our Chairman from $100,000 to $125,000, with the entire increase in the form of restricted stock units.  No changes were made to our committee fee structure.

Director Compensation Table

The following table summarizes the compensation received by our non-employee directors for their services during fiscal year 2018.  As noted above, Mr. Hager, as an employee director, did not receive additional compensation for his service on our board of directors in 2018.

Director	Fees Earned or Paid In Cash($)(1)	Stock Awards ($)(2)	Total ($)
James H. Bloem	108,000	163,387	271,387
John F. DePodesta	115,000	163,387	278,387
Robert H. Fish	187,500	163,387	350,887
Robert Hartman	89,667	163,387	253,054
James V. McKeon	109,667	163,387	273,054
Terry Allison Rappuhn	104,667	163,387	268,054
David Reis	83,000	163,387	246,387
Arnold Whitman	83,000	163,387	246,387

(1)         Represents fees paid to directors for their service on our board of directors and its committees as described above.

(2)         The amounts shown represent the aggregate grant date fair value of all stock awards granted in 2018, as computed in accordance with FASB ASC Topic 718, which for each non-employee director consisted of an award of 68,650 restricted stock units granted on June 6, 2018 (with a value equal to $120,000 based on the average sale price of company common stock for the 40 trading days before the trading day prior to the annual meeting). Each restricted stock unit represents the contingent right to receive one share of our Class A common stock. The restricted stock units vest in full on June 5, 2019 (generally subject to continued service).  As of December 31, 2018, each of the directors who was then serving held 68,650 unvested restricted stock units and no other unvested equity compensation awards.

Compensation Risk Assessment

In 2018, our Compensation Committee and management reviewed the design and operation of our compensation programs. The review included an assessment of the level of risk associated with our executive compensation program as well as incentive plans at other levels of the organization. As part of this review, the Compensation Committee identified the following features of our compensation programs which serve to mitigate excessive or unnecessary risk taking:

•                  We believe that we have an appropriate mix of pay elements, well-balanced between fixed and variable, and short- and long-term elements;

•                  We intend base salaries to be sufficient to discourage undue risk-taking to meet incentive goals;

•                  Our incentive plans and equity awards use a diversified set of financial, nonfinancial (including quality of care) and individual performance metrics that are measured at a combination of organization levels;

•                  Incentive plan goals are intended to create long-term value for stockholders;

•                  Financial goals and opportunities are set at levels that are attainable without taking inappropriate risks;

•                  Incentive opportunities are capped so that upside potential does not encourage detrimental risk-taking;

•                  Incentive plans define a range of performance over which payouts may be earned, including at levels below target, rather than an “all-or-nothing” approach;

•                  Long-term incentive (equity) awards include both performance-based and time-vested restricted stock units, which are vested or earned over a multi-year period;

•                  Different performance measures are used in the short- and long-term incentive plans (financial performance targets for the annual incentive plan and stock price hurdles for our performance-based equity awards), providing balance and mitigating risks associated with focusing on a single metric; and

•                  Award accruals and payments are monitored on an ongoing basis by management, and with respect to our executive officers, by the Compensation Committee.

Additional features of our executive compensation program include:

•                  The Compensation Committee provides ongoing oversight;

•                  The Compensation Committee sets performance measures and goals under the annual incentive plan to ensure resulting payouts are appropriate given the performance achieved;

•                  The Compensation Committee considers information from comparable companies when evaluating compensation levels and incentive opportunities, thereby avoiding unusually high pay opportunities relative to our peers or the market generally; and

•                  Our incentive plans incorporate the exercise of (negative) discretion on the part of the Compensation Committee, which allows them to make downward adjustments of payouts in response to our financial or operating performance.

We believe that our compensation programs effectively link performance-based compensation to the achievement of long-term and short-term goals and do not encourage unnecessary or excessive risk taking. We also believe that our compensation policies and practices for employees are not reasonably likely to have a material adverse effect on us.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve, or in the past year have served, as a member of the board of directors or compensation committee of any other entity that has executive officers who have served on our board of directors or compensation committee. John F. DePodesta, Robert H. Fish, James McKeon, David Reis and Arnold Whitman served as members of the Compensation Committee during 2018.  Messrs. Reis and Whitman are parties to various agreements that are considered related party transactions, as follows:

Voting Agreement.  Messrs. Reis and Whitman, along with the holders of a majority of the voting power of the company’s common stock (the “Stockholders”) entered into an Amended and Restated Voting Agreement dated February 2, 2015, a Second Amended and Restated Voting Agreement dated as of July 29, 2016, a Third Amended and Restated Voting Agreement dated as of July 31, 2017, a Fourth Amended and Restated Voting Agreement dated as of February 15, 2018 and a Firth Amended and Restated Voting Agreement dated as of July 31, 2018 (as most currently amended and restated, the “Voting Agreement”).  The Voting Agreement expired on October 31, 2018.

Pursuant to the Voting Agreement, the Stockholders had agreed that, with respect to all shares of Class A Common Stock and Class C Common Stock of which each Stockholder was the owner or otherwise held the power to direct the vote at any particular future point in time (the “Shares”): (a) the Stockholders shall vote all of their Shares as determined by the Stockholders holding (i) with regard to the election of directors of the company, a majority of the Shares held by the Stockholders, and (ii) with regard to all other matters, at least seventy-five percent of the Shares held by the Stockholders; and (b) if, (i) with regard to any nominee for election as a director, Stockholders holding at least a majority of the Shares held by the Stockholders cannot agree, the Stockholders shall abstain or vote all of their Shares against such nominee, and (ii) with regard to all matters other than the election of directors, Stockholders holding at least seventy-five percent of the Shares held by the Stockholders cannot agree, the Stockholders shall abstain or vote all of their Shares against such matter. Accordingly, the Stockholders act as a “group,” within the meaning of Section 13(d)(3) of the Exchange Act, in voting on all matters, including the election of directors.

As of July 31, 2018, the Shares beneficially owned by the parties to the Voting Agreement represented approximately 52% of the outstanding shares of our Class A Common Stock on a fully as-converted and as-exchanged basis, and approximately 52% of the voting power of the company.  The full text of the Voting Agreement was filed as Exhibit 1 to the Schedule 13D/A filed by the Stockholders on July 31, 2018.

FC Compassus — Service Agreements for Hospice and Home Care. Messrs. Reis and Whitman, along with Mr. Hartman, Steve Fishman and Isaac Neuberger, indirectly beneficially hold ownership interests in FC Compassus LLC (“FC Compassus”) totaling less than 10% in the aggregate.  On May 1, 2016, the Company entered into agreements with FC Compassus designating FC Compassus as a preferred provider for hospice and home care services.  Certain of the company’s healthcare centers have entered into agreements, in the ordinary course of business and on arms-length terms, with FC Compassus for hospice and home care services. Pursuant to those agreements, FC Compassus provides hospice services to approximately 200 of the company’s centers and home care services to a small number of the company’s centers. We are unable to estimate the approximate dollar amount of these transactions because, depending upon the circumstances of each transaction, payments may be made by the center to the provider, by the provider to the center or by a third party payor to the provider or the center.

FC Compassus - Hospice and Home Health Sale.  Messrs. Reis and Whitman, along with Messrs. Fishman, Hartman and Neuberger, indirectly beneficially hold ownership interests in FC Compassus totaling less than 10% in the aggregate. On May 1, 2016, in the ordinary course of business and on arms-length terms, the company sold the hospice and home health businesses that were operated by subsidiaries of the company to FC Compassus for a purchase price of $84.0 million.  The purchase price was paid $72.0 million in cash and $12.0 million by the delivery to the company of a promissory note.   The combined note and accrued interest balance of $19.0 million remains outstanding at December 31, 2018 with a current interest rate of 20%.

Trident USA - Mobile Radiology and Laboratory / Diagnostic Services Agreements.  Messrs. Reis and Whitman, along with Messrs. Fishman, Hartman and Neuberger indirectly beneficially hold ownership interests in Trident USA totaling less than 10% in the aggregate.  Certain of the company’s healthcare centers have entered into agreements, in the ordinary course of business and on arms-length terms, with Trident USA and its affiliated companies.  Pursuant to those agreements, as of December 31, 2018, such companies provided mobile radiology and laboratory/diagnostic services to approximately 379 and 159 of the company’s centers, respectively.  We are unable to estimate the approximate dollar amount of these transactions because, depending upon the circumstances of each transaction, payments may be made by the center to the provider, by the provider to the center or by a third party payor to the provider or the center.

On February 10, 2019, Trident USA notified the company that Trident USA and affiliated companies had filed for Chapter 11 reorganization to implement a financial restructuring.  Trident USA subsequently terminated the provisions of laboratory/diagnostic services in approximately 60 of the company’s centers.

Consulate Healthcare - Therapy Agreements; Promissory Notes.  Messrs. Reis and Whitman, along with Messrs. Fishman, Hartman and Neuberger, indirectly hold ownership interests in Consulate.  In the aggregate, Messrs. Fishman, Hartman, Neuberger, Reis and Whitman beneficially own a majority of the ownership interests of Consulate Health Care (“Consulate”). Messrs. Hartman and Neuberger serve on the Board of Consulate.  Between 2015 and 2018, Genesis Rehabilitation Services (“GRS”), a subsidiary of the company, entered into approximately 185 agreements (the “Prior Therapy Agreement”), in the ordinary course of business and on arms-length terms, with healthcare centers operated under Consulate, which is an affiliate of Lavie Care Centers, LLC, pursuant to which GRS provides therapy and respiratory services to such centers. From time to time, agreements with respect to individual centers were terminated.  The estimated aggregate dollar amount of billings by GRS to Consulate centers for therapy during 2018 was approximately $123 million, and GRS collected approximately $118.4 million.  GRS currently serves approximately 145 Consulate centers.

On August 20, 2018, effective as of July 1, 2018, GRS entered into an amended and restated master therapy services agreement (the “AR Consulate Agreement”), amending the Prior Therapy Agreements, with 134 health care centers operated by affiliates of Consulate.  The AR Consulate Agreement is guaranteed by Consulate.

On October 10, 2018, effective as of July 1, 2018, Consulate and various Consulate affiliates executed a Promissory Note (the “Consulate GRS Note”) in favor of GRS in the face amount of $58,780,246 which, among other things, converted certain amounts owed by Consulate under the Prior Therapy Agreements into the principal amount of the Consulate GRS Note. On March 7, 2019, Consulate and various Consulate affiliates executed a First Amendment to Promissory Note in favor of GRS which, among other things, delayed certain amounts owed by Consulate under the Consulate GRS Note.

Between 2015 and 2018, Respiratory Health Services (“RHS”), a subsidiary of the company, entered into approximately 185 agreements (the “Consulate Respiratory Agreements”), in the ordinary course of business and on arms-length terms, with healthcare centers operated by Consulate pursuant to which RHS provides respiratory services to such centers.  From time to time, agreements with respect to individual centers were terminated.  As of July 1, 2018, RHS provided respiratory therapy services to 134 centers operated by Consulate.  The estimated aggregate dollar amount of billings by RHS to Consulate centers for respiratory therapy during 2018 was approximately $3.2 million, and RHS collected approximately $3.0 million.

On October 24, 2018, effective as of July 1, 2018, Consulate and various Consulate affiliates executed a Promissory Note (the “Consulate RHS Note”) in favor of RHS in the face amount of $291,265 which, among other things, converted certain amounts owed by Consulate under the Consulate Respiratory Agreements into the principal amount of the Consulate RHS Note. On March 7, 2019, Consulate and various Consulate affiliates executed a First Amendment to Promissory Note in favor of RHS which, among other things, delayed certain amounts owed by Consulate under the Consulate RHS Note.

During the year ended December 31, 2018, the company reclassified a $55.0 million reserve, which was originally recorded in 2017 and posted against the outstanding accounts receivable, to the Consulate GRS Note and the Consulate RHS Note.

NSpire Healthcare — Service Agreements.   Messrs. Reis and Whitman, along with Messrs. Fishman, Hartman and Neuberger, indirectly hold ownership interests in NSpire Centers, LLC (“NSpire”).  In the aggregate, Messrs. Fishman, Hartman, Neuberger, Reis and Whitman beneficially own a majority of the ownership interests of NSpire.   On August 24, 2018, GRS entered into a master therapy services agreement with five health care centers operated by affiliates of NSPR. On September 4, 2018, RHS entered into a master respiratory therapy services agreement with five health care centers operated by affiliates of NSpire.  The estimated aggregate dollar amount of billings by GRS to NSpire centers for therapy during 2018 was approximately $1.9 million, and GRS collected approximately $0.2 million.

Next Healthcare — Alabama Facility Lease.  Mr. Whitman, along with Messrs. Hartman and Fishman, directly or indirectly hold ownership interests in Glenwood Realty totaling approximately 29% in the aggregate. A subsidiary of the company entered into a lease, in the ordinary course of business and on arms-length terms, pursuant to which it leases two centers in Alabama from Glenwood Realty. The annualized rent paid to the landlord is currently approximately $1.7 million.  Glenwood Realty is managed by an affiliate of Next Healthcare.  Mr. Hartman directly or indirectly holds ownership interests in Glenwood Realty totaling approximately 13%.  In addition, Next Asset Management II, LLC (“Next Management”) earned acquisition fees, and may earn asset management fees and other fees with respect to Glenwood Realty. Mr. Hartman is a senior adviser to Next Management.  As compensation for being a senior advisor to Next Management, Mr. Hartman is entitled to receive up to 23% of Next Management’s distributed cash.

Next Healthcare — 12-Center Facility Lease and Purchase Option.  Certain subsidiaries of the company have entered into a lease and a purchase option, in the ordinary course of business and on arms-length terms, pursuant to which they lease twelve centers in New Hampshire and Florida from twelve separate limited liability companies affiliated with Next Healthcare (the “Next 12 Landlord Entities”).  The lease became effective upon the purchase of the twelve facilities by the Next 12 Landlord Entities from the prior owner, Sabra Healthcare REIT on June 1, 2018.  The purchase option will become exercisable on June 1, 2023.  The annualized rent paid to the Next 12 Landlord Entities is initially approximately $12 million.   Each of Mr. Whitman and Mr. Hartman directly or indirectly holds ownership interests in the Next 12 Landlord Entities of approximately 2.0%.  In addition, Next Management earned acquisition fees, and may earn asset management fees and other fees, with respect to the Next Landlord Entities. As compensation for being a senior advisor to Next Management, Mr. Hartman is entitled to receive up to 23% of Next Management’s distributed cash.

Next Healthcare — 15-Center Facility Lease and Purchase Option.  Certain subsidiaries of the company have entered into a lease and a purchase option, in the ordinary course of business and on arms-length terms, pursuant to which they will lease fifteen centers from fifteen separate limited liability companies affiliated with Next Healthcare (the “Next 15 Landlord Entities”).  The lease became effective upon the purchase of the fifteen facilities by the Next 15 Landlord Entities from the prior owner, Welltower, on February 1, 2019.  The purchase option will become exercisable on February 1, 2024.  The annualized rent paid to the Next Landlord Entities is initially approximately $19.5 million.   Mr. Whitman and Mr. Hartman directly or indirectly holds ownership interests in the Next 15 Landlord Entities of approximately 2.0% and 1.3%, respectively.  In addition, Next Management will earn acquisition fees, and may earn asset management fees and other fees, with respect to the Next Landlord Entities. As compensation for being a senior advisor to Next Management, Mr. Hartman is entitled to receive up to 23% of Next Management’s distributed cash.

National Home Care Holdings, LLC — Ownership Interest.  The company holds an approximate 6.5% ownership interest in National Home Care Holdings, LLC (formerly doing business as Millennium Home Care, “NHCH”) and Messrs. Fishman, Whitman, Reis and Hartman hold, directly or indirectly, an ownership interest in NHCH totaling less than 10% in the aggregate. The company is a party to certain joint venture agreements with Messrs. Fishman, Whitman, Reis and Hartman regarding NHCH. GRS has entered into a therapy services agreement with NHCH in the ordinary course of business and on arms-length terms, pursuant to which GRS provided therapy services to NHCH in an approximate amount of $225,521 in 2018.  On January 2, 2018, effective as of December 31, 2017, Five Points Healthcare acquired NHCH.  In connection with the transaction, Genesis received approximately $83,000 and now owns an indirect rollover equity interest of approximately 1.3% in Five Points Healthcare.

ProStep Acquisition.  On July 1, 2015, in the ordinary course of business and on arms-length terms, a subsidiary of the company acquired 21 out-patient therapy clinics from FC Domino Acquisition, LLC (“FC Domino”) in exchange for a $1.0 million promissory note that bears interest at 5% and which remains outstanding.  Messrs. Fishman, Hartman, Neuberger, Reis and Whitman indirectly beneficially hold ownership interests in FC Domino totaling less than 10% in the aggregate.

Third Eye Health, Inc. An affiliate of the Company entered into a Professional Services and Software License Agreement with Third Eye Health, Inc. on May 1, 2018, with respect to the provision of telehealth and telemedicine services.  The estimated aggregate dollar amount of billings by Third Eye to the Company during 2018 was approximately $200,000, and is expected to increase to approximately $700,000 in 2019.  Senior Care 3rd Eye, LLC, an entity controlled and 100% owned by Mr. Reis, invested $750,000 in Series A Preferred Stock, $0.001 par value, in Third Eye Health, Inc.  Senior Care 3rd Eye, LLC owns 384,381 shares of the Series A Preferred Stock.  In addition, a trust of which Mr. Reis’ children are the beneficiaries invested $250,000 in 2018 for shares of the Series A Preferred Stock.  Mr. Reis is on the Board of Third Eye Health, Inc. In 2018, Generator Ventures invested $2 million in Third Eye Health, Inc., as part of an $8 million capital raise at an approximate $16 million pre-money valuation.  Mr. Whitman is one of three managing members of Generator Ventures.  All three managing members must vote unanimously to invest.

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are seeking non-binding advisory stockholder approval of the compensation of our Named Executive Officers as disclosed in the section of this proxy statement entitled “Executive and Director Compensation.” The vote does not address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Although the vote is non-binding, each of the board of directors and the Compensation Committee will review the voting results in connection with its regular evaluation of our compensation programs.

Stockholders are being asked to vote on the following advisory resolution:

RESOLVED, that the stockholders of Genesis Healthcare, Inc. hereby approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section and the related tabular and narrative disclosure in the company’s proxy statement for the 2019 Annual Meeting of Stockholders.

The compensation paid to our executive officers is based on an overall program design that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures (including quality of care) that the board of directors and Compensation Committee believe promote the creation of long-term stockholder value and position our company for long-term success. As described more fully in the foregoing Compensation Discussion and Analysis section of this proxy statement, the mix of fixed and performance-based compensation, the terms of our annual performance plan and our long-term incentive awards, as well as the terms of our executives’ employment agreements, are designed to enable us to attract and maintain top talent while, at the same time, aligning performance and compensation.

Our board of directors believes that the design of our compensation programs, the information provided above and the disclosure in the Compensation Discussion Analysis section of this proxy statement demonstrate the aforementioned objectives. Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE FOREGOING RESOLUTION TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE IN THIS PROXY STATEMENT.

AUDIT COMMITTEE REPORT

Following is the report of the Audit Committee with respect to the company’s audited consolidated balance sheets as of December 31, 2018, and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the three years in the period ended December 31, 2018 and the notes thereto.

The Audit Committee is composed of three members of our board of directors. Our board of directors has determined that each member is independent under the NYSE listing standards and applicable SEC rules and regulations. Our board of directors has also determined that each member is financially literate in accordance with NYSE listing standards and that our Chair, James H. Bloem, and Terry Allison Rappuhn each qualify as an “audit committee financial expert” as defined by SEC rules. The Audit Committee operates under a written charter adopted by our board of directors. A copy of this charter is available under the “Corporate Governance” section of the Company’s website, www.genesishcc.com.

The Audit Committee has reviewed and discussed our audited financial statements (including the quality of the company’s accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and any changes in those controls that will, or are reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures.

KPMG LLP, the Company’s independent registered public accounting firm, is responsible for planning and conducting an independent audit of the Company’s consolidated financial statements in accordance with the standards of the United States Public Company Accounting Oversight Board (PCAOB) and for expressing an opinion as to the conformity of these financial statements with accounting principles generally accepted in the United States of America and as to the effectiveness of our internal controls over financial reporting. The Audit Committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with KPMG LLP. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the PCAOB. Further, the Audit Committee reviewed KPMG’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedules.

The Audit Committee has also received written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence from us.

The Audit Committee also (i) oversees the performance of the Company’s internal audit function managed by the internal corporate auditors and (ii) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission of concerns regarding accounting or auditing matters. The Committee reviews earnings press releases with management and KPMG prior to release.

Members of the Audit Committee met privately during 2018 with KPMG LLP.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors of Genesis Healthcare, Inc. that its audited financial statements for the fiscal year ended December 31, 2018 be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.

Submitted by:	James H. Bloem (Chair)
John F. DePodesta
Terry Allison Rappuhn
Members of the Audit Committee

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. A representative of KPMG LLP is expected to attend the annual meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Although ratification by our stockholders is not a prerequisite to the ability of the Audit Committee to select KPMG LLP as our independent registered public accounting firm, we believe such ratification is desirable and in the best interests of our stockholders. Accordingly, stockholders are being requested to ratify, confirm and approve the selection of KPMG LLP as our independent registered public accounting firm. If the stockholders do not ratify the selection of KPMG LLP, the selection of an independent registered public accounting firm will be reconsidered by the Audit Committee; provided, however, that the Audit Committee may select KPMG LLP notwithstanding the failure of the stockholders to ratify its selection. If the appointment of KPMG LLP is ratified, the Audit Committee will continue to conduct an ongoing review of KPMG LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace KPMG LLP at any time.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

Independent Registered Public Accounting Firm

KPMG LLP, which served as our independent registered public accounting firm for the fiscal years ended December 31, 2018 and 2017, provided audit, audit-related and tax services to us during those fiscal years. The following table presents fees paid for professional services rendered by our independent registered public accounting firm:

Type of Fees	Fiscal 2018 ($)	Fiscal 2017 ($)
Audit Fees	5,002,500	5,115,000
Tax Fees	147,500	400,000
All Other Fees	—	3,477
Total	5,150,000	5,518,477

Audit Fees

This category includes fees associated with our annual audit and the review of our quarterly reports on Form 10-Q. This category also includes audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements.  In 2017, this category included assistance with the review of our SEC registration statements.

Tax Fees

In 2018, this category consisted of fees associated with tax return review. In 2017, this category included $300,000 in fees associated with tax return preparation and $100,000 in fees associated with review of our tax receivable agreement.

All Other Fees

In 2017, this category consisted of fees associated with cost reporting software.

Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee is required to pre-approve audit or non-audit services before the independent auditor is engaged by the company or its subsidiaries. The Chairman of the Audit Committee is also authorized to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting.  In fiscal years 2018 and 2017 all audit and tax fees were pre-approved in accordance with the Audit Committee’s charter.

The Audit Committee specifically approved all of the audit and non-audit services performed by KPMG LLP and determined the rendering of such non-audit services was compatible with maintaining the independence of KPMG LLP.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy Regarding Related Person Transactions

Our board of directors has a written policy to which all related party transactions are subject. Related party transactions are transactions between us and our directors or members of senior management, as defined by Item 404 of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”). Under SEC rules, a related party is, or any time since the beginning of the last fiscal year was, a director, executive officer, nominee for director, a 5% stockholder of the company, or an immediate family member (as defined under applicable SEC rules) of any of the foregoing. A related party transaction is any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related party had, has or will have a direct or indirect material interest. Pursuant to the policy, existing related party transactions are reviewed on an annual basis with the goals of ensuring that such transactions are being pursued in accordance with all of the understandings and commitments made at the time they were previously approved, ensuring that payments being made with respect to such transactions are appropriately reviewed and documented and reaffirming the continuing desirability of and need for each related party arrangement.

Newly proposed related party transactions are subject to review and approval by the Audit Committee. The information provided to the directors reviewing a transaction must be sufficiently comprehensive so that the Audit Committee can reach informed decisions about related party transactions.

In addition, our board of directors takes active measures to ensure that the entities providing these related party services are being held to the same standards that we would demand of unaffiliated third-party service providers and there is a clear and articulable reason for procuring the services from a related party.

Except as set forth below, each of the transactions identified below was approved by our Audit Committee.

Related Person Transactions

Tax Receivable Agreement

In connection with the closing of the Combination, on February 2, 2015, we entered into a tax receivable agreement (the “TRA”) with certain members of FC-GEN, which is now a subsidiary of Genesis Healthcare, Inc. that provides for the payment by us to such members of FC-GEN of 90% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (a) any increase in tax basis attributable to the exchange of FC-GEN Class A Units for shares of Class A Common Stock by such members of FC-GEN and (b) the tax benefits related to imputed interest we are deemed to pay under the Code or any provision of state, local or non-U.S. tax law as a result of our payment obligations to such members under the TRA.

The holders of FC-GEN Class A Units (other than Sun Healthcare Group, Inc. and certain of its subsidiaries) have the right (subject to certain limitations) to exchange their FC-GEN Class A Units for shares of our Class A Common Stock or, at the option of Sun Healthcare Group, Inc. (of which we own 100% of the shares), cash. As a result of such exchanges, our indirect share of the tax basis in the assets owned by FC-GEN and certain of its subsidiaries may increase. Any such increases in tax basis are likely to increase (for tax purposes) depreciation and amortization deductions and therefore reduce the amount of income tax that we otherwise would be required to pay in the future. These increases in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent the increased tax basis is allocated to those capital assets. The Internal Revenue Service, however, may challenge all or part of the existing tax basis, tax basis increase and increased deductions, and a court could sustain such a challenge.

Under the TRA, the benefits we are deemed to realize as a result of the increase in tax basis attributable to the members of FC-GEN generally will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no such increase in tax basis.

Estimating the amount of payments that may be made under the TRA is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis and deductions, as well as the amount and timing of any payments under the TRA, will vary depending upon a number of factors, including the timing of exchanges, the price of shares of our Class A Common Stock at the time of an exchange, and the amount and timing of our income.

The TRA also provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, our obligations under the TRA would be based on certain assumptions. As a result of such assumptions, we could be required to make payments under the TRA that are greater or less than the specified percentage of the actual benefits we realize that are subject to the TRA. In addition, if we elect to terminate the TRA early, we would be required to make an early termination payment, which upfront payment may be made significantly in advance of the anticipated future tax benefits.

Payments under the TRA generally will be based on the tax reporting positions that we determine. Although we do not expect the Internal Revenue Service to challenge our tax reporting positions, we will not be reimbursed for any payments previously made under the TRA, but any overpayments will reduce future payments. As a result, in certain circumstances, payments could be made under the TRA in excess of the benefits that we actually realize in respect of the tax attributes subject to the TRA.

The full text of the TRA was filed as Exhibit 10.2 to our first Form 8-K filed on February 6, 2015. While our Audit Committee did not review or approve the TRA, our full board of directors unanimously reviewed and approved the form of TRA in conjunction with the approval of the Combination in August 2014 by our board of directors.

Voting Agreement

The holders of a majority of the voting power of the company’s common stock (the “Stockholders”) entered into an Amended and Restated Voting Agreement dated February 2, 2015, a Second Amended and Restated Voting Agreement dated as of July 29, 2016, a Third Amended and Restated Voting Agreement dated as of July 31, 2017, a Fourth Amended and Restated Voting Agreement dated as of February 15, 2018 and a Firth Amended and Restated Voting Agreement dated as of July 31, 2018 (as most currently amended and restated, the “Voting Agreement”).  The Voting Agreement expired on October 31, 2018.

Pursuant to the Voting Agreement, the Stockholders had agreed that, with respect to all shares of Class A Common Stock and Class C Common Stock of which each Stockholder was the owner or otherwise held the power to direct the vote at any particular future point in time (the “Shares”): (a) the Stockholders shall vote all of their Shares as determined by the Stockholders holding (i) with regard to the election of directors of the company, a majority of the Shares held by the Stockholders, and (ii) with regard to all other matters, at least seventy-five percent of the Shares held by the Stockholders; and (b) if, (i) with regard to any nominee for election as a director, Stockholders holding at least a majority of the Shares held by the Stockholders cannot agree, the Stockholders shall abstain or vote all of their Shares against such nominee, and (ii) with regard to all matters other than the election of directors, Stockholders holding at least seventy-five percent of the Shares held by the Stockholders cannot agree, the Stockholders shall abstain or vote all of their Shares against such matter. Accordingly, the Stockholders act as a “group,” within the meaning of Section 13(d)(3) of the Exchange Act, in voting on all matters, including the election of directors.

As of July 31, 2018, the Shares beneficially owned by the parties to the Voting Agreement represented approximately 52% of the outstanding shares of our Class A Common Stock on a fully as-converted and as-exchanged basis, and approximately 52% of the voting power of the company.  The full text of the Voting Agreement was filed as Exhibit 1 to the Schedule 13D/A filed by the Stockholders on July 31, 2018. Because neither we nor any of our subsidiaries were parties to the Voting Agreement, our Audit Committee neither reviewed nor approved the agreement.

Board Observer Rights Agreements

The company entered into a board observer rights agreement, dated February 2, 2015, with Isaac Neuberger, the managing member of stockholders that collectively held approximately 10.3% of the voting securities of the company on a fully as-converted and as-exchanged basis as of April 8, 2019, pursuant to which Mr. Neuberger has been granted observer rights on the board of directors. The agreement provides that the company will invite Mr. Neuberger to attend, in a nonvoting observer capacity, meetings of the board of directors and Mr. Neuberger will have the right to be heard at any such meeting. The company may exclude Mr. Neuberger from access to materials or meetings under certain circumstances. The agreement provides that the company will reimburse Mr. Neuberger for reasonable and documented out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors. The rights under the agreement will terminate if certain entities of which Mr. Neuberger is the managing member cease to beneficially own more than five (5) percent of our class A common stock. While our Audit Committee did not review or approve the board observer rights agreement, our full board of directors unanimously approved entering into the board observer arrangement with Mr. Neuberger.

The company entered into a board observer rights agreement, dated October 10, 2017, with Steve Fishman, the managing member of stockholders that collectively held approximately 10.1% of the voting securities of the company on a fully as-converted and as-exchanged basis as of April 8, 2019, pursuant to which Mr. Fishman has been granted observer rights on the board of directors. The agreement provides that the company will invite Mr. Fishman to attend, in a nonvoting observer capacity, meetings of the board of directors and Mr. Fishman will have the right to be heard at any such meeting. The company may exclude Mr. Fishman from access to materials or meetings under certain circumstances. The agreement provides that the company will reimburse Mr. Fishman for reasonable and documented out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors. The rights under the agreement will terminate upon written notice to Mr. Fishman. Our Governance Committee and full Board reviewed and approved the board observer rights agreement with Mr. Fishman.

FC Compassus — Service Agreements for Hospice and Home Care

On May 1, 2016, the Company entered into agreements with FC Compassus LLC (“FC Compassus”) designating FC Compassus as a preferred provider for hospice and home care services.  Certain of the company’s healthcare centers have entered into agreements, in the ordinary course of business and on arms-length terms, with FC Compassus for hospice and home care services. Pursuant to those agreements, FC Compassus provides hospice services to approximately 200 of the company’s centers and home care services to a small number of the company’s centers. We are unable to estimate the approximate dollar amount of these transactions because, depending upon the circumstances of each transaction, payments may be made by the center to the provider, by the provider to the center or by a third party payor to the provider or the center.

Messrs. Fishman, Hartman, Neuberger, Reis and Whitman indirectly beneficially hold ownership interests in FC Compassus totaling less than 10% in the aggregate.

FC Compassus - Hospice and Home Health Sale

On May 1, 2016, in the ordinary course of business and on arms-length terms, the company sold the hospice and home health businesses that were operated by subsidiaries of the company to FC Compassus for a purchase price of $84.0 million.  The purchase price was paid $72.0 million in cash and $12.0 million by the delivery to the company of a promissory note.   The combined note and accrued interest balance of $19.0 million remains outstanding at December 31, 2018 with a current interest rate of 20%.

Trident USA - Mobile Radiology and Laboratory / Diagnostic Services Agreements

Certain of the company’s healthcare centers have entered into agreements, in the ordinary course of business and on arms-length terms, with Trident USA and its affiliated companies.  Pursuant to those agreements, as of December 31, 2018, such companies provided mobile radiology and laboratory/diagnostic services to approximately 379 and 159 of the company’s centers, respectively.  We are unable to estimate the approximate dollar amount of these transactions because, depending upon the circumstances of each transaction, payments may be made by the center to the provider, by the provider to the center or by a third party payor to the provider or the center.

Messrs. Fishman, Hartman, Neuberger, Reis and Whitman indirectly beneficially hold ownership interests in Trident USA totaling less than 10% in the aggregate.

On February 10, 2019, Trident USA notified the company that Trident USA and affiliated companies had filed for Chapter 11 reorganization to implement a financial restructuring.  Trident USA subsequently terminated the provisions of laboratory/diagnostic services in approximately 60 of the company’s centers.

Consulate Healthcare - Therapy Agreements; Promissory Notes

Between 2015 and 2018, Genesis Rehabilitation Services (“GRS”), a subsidiary of the company, entered into approximately 185 agreements (the “Prior Therapy Agreement”), in the ordinary course of business and on arms-length terms, with healthcare centers operated under Consulate Health Care (“Consulate”), which is an affiliate of Lavie Care Centers, LLC, pursuant to which GRS provides therapy and respiratory services to such centers. From time to time, agreements with respect to individual centers were terminated.  The estimated aggregate dollar amount of billings by GRS to Consulate centers for therapy during 2018 was approximately $123.0 million, and GRS collected approximately $118.4 million.  GRS currently serves approximately 145 Consulate centers.

On August 20, 2018, effective as of July 1, 2018, GRS entered into an amended and restated master therapy services agreement (the “AR Consulate Agreement”), amending the Prior Therapy Agreements, with 134 health care centers operated by affiliates of Consulate.  The AR Consulate Agreement is guaranteed by Consulate.

On October 10, 2018, effective as of July 1, 2018, Consulate and various Consulate affiliates executed a Promissory Note (the “Consulate GRS Note”) in favor of GRS in the face amount of approximately $58.7 million which, among other things, converted certain amounts owed by Consulate under the Prior Therapy Agreements into the principal amount of the Consulate GRS Note. On March 7, 2019, Consulate and various Consulate affiliates executed a First Amendment to Promissory Note in favor of GRS which, among other things, delayed certain amounts owed by Consulate under the Consulate GRS Note.

Between 2015 and 2018, Respiratory Health Services (“RHS”), a subsidiary of the company, entered into approximately 185 agreements (the “Consulate Respiratory Agreements”), in the ordinary course of business and on arms-length terms, with healthcare centers operated by Consulate pursuant to which RHS provides respiratory services to such centers.  From time to time, agreements with respect to individual centers were terminated.  As of July 1, 2018, RHS provided respiratory therapy services to 134 centers operated by Consulate.  The estimated aggregate dollar amount of billings by RHS to Consulate centers for respiratory therapy during 2018 was approximately $3.2 million, and RHS collected approximately $3.0 million.

On October 24, 2018, effective as of July 1, 2018, Consulate and various Consulate affiliates executed a Promissory Note (the “Consulate RHS Note”) in favor of RHS in the face amount of approximately $0.3 million which, among other things, converted certain amounts owed by Consulate under the Consulate Respiratory Agreements into the principal amount of the Consulate RHS Note. On March 7, 2019, Consulate and various Consulate affiliates executed a First Amendment to Promissory Note in favor of RHS which, among other things, delayed certain amounts owed by Consulate under the Consulate RHS Note.

During the year ended December 31, 2018, the company reclassified a $55.0 million reserve, which was originally recorded in 2017 and posted against the outstanding accounts receivable, to the Consulate GRS Note and the Consulate RHS Note.

Messrs. Fishman, Hartman, Neuberger, Reis and Whitman indirectly hold ownership interests in Consulate.  In the aggregate, Messrs. Fishman, Hartman, Neuberger, Reis and Whitman beneficially own a majority of the ownership interests of Consulate. Messrs. Hartman and Neuberger serve on the Board of Consulate.

Welltower Inc. - Master Lease

As of April 8, 2019, Welltower Inc. (“Welltower”) held approximately 9.2% of the shares of the company’s Class A Common Stock, representing approximately 5.9% of the voting power of the company’s voting securities.

On January 31, 2017, the company entered into the Twentieth Amended and Restated Master Lease Agreement (the “Master Lease”), in the ordinary course of business and on arms-length terms, with FC-GEN Real Estate, LLC (“FC-GEN Real Estate”), which is a subsidiary of Welltower, for the lease of healthcare facilities from FC-GEN Real Estate.

During 2018, the company and FC-GEN Real Estate amended the Master on February 21, 2018 to extend the term of the Master Lease by five years, reduce the annual base rent by $35.0 million effective retroactively as of January 1, 2018, reduce the annual rent escalator from approximately 2.9% to 2.5% on April 1, 2018 and further reduce the annual rent escalator to 2.0% beginning January 1, 2019.  The company amended the Master Lease further in 2018 to amend and restate the financial covenants of the company, amend the legal description of a facility leased by the company, remove certain facilities from the Master Lease that FC-GEN Real Estate had sold, amend and restate the terms regarding the development of a new facility and to revise the rent schedule.  The initial term of the Master Lease, as amended, expires on January 31, 2037 and the company has an eleven-year renewal option.  As of December 31, 2018 and April 15, 2019, the company leased 73 and 49 facilities, respectively, from FC-GEN Real Estate.  For the year ended December 31, 2018, the company paid rent of approximately $94.1 million to FC-GEN Real Estate.

During the quarter ended March 31, 2018, the company entered into a number of agreements, amendments and new financing facilities in an effort to strengthen significantly its capital structure (the “Restructuring Transactions”).  In connection with the Restructuring Transactions, the company incurred indebtedness through amendments to real estate loan agreements with Welltower and an amendment to a term loan with affiliates of Welltower and Omega Healthcare Investors, Inc. to, among other things, accommodate a refinancing of the company’s existing asset based credit facility, including the completion of a restructuring of certain other material debt and lease obligations.  For additional information regarding these transactions refer to Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 11. “Long-Term Debt” of the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on March 18, 2019.

The company’s board of directors reviewed and approved each agreement with FC-GEN Real Estate and Welltower that was material to the company or which was not entered into in the ordinary course of business, including the Master Lease, and as amended on February 21, 2018.  The board of directors and the Audit Committee did not review the agreements with FC-GEN Real Estate and Welltower that were not material to the company and which were entered into in the ordinary course of business.

NSpire Healthcare — Service Agreements

On August 24, 2018, GRS entered into a master therapy services agreement with five health care centers operated by affiliates of NSPR Centers, LLC (“NSpire”). On September 4, 2018, RHS entered into a master respiratory therapy services agreement with five health care centers operated by affiliates of NSpire.  The estimated aggregate dollar amount of billings by GRS to NSpire centers for therapy during 2018 was approximately $1.9 million, and GRS collected approximately $0.2 million.

Messrs. Fishman, Hartman, Neuberger, Reis and Whitman indirectly hold ownership interests in NSpire.  In the aggregate, Messrs. Fishman, Hartman, Neuberger, Reis and Whitman beneficially own a majority of the ownership interests of NSpire.

Next Healthcare — Alabama Facility Lease

A subsidiary of the company entered into a lease, in the ordinary course of business and on arms-length terms, pursuant to which it leases two centers in Alabama from Glenwood Realty. Messrs. Hartman, Fishman and Whitman directly or indirectly hold ownership interests in Glenwood Realty totaling approximately 29% in the aggregate. The annualized rent paid to the landlord is currently approximately $1.7 million.  Glenwood Realty is managed by an affiliate of Next Healthcare.

Mr. Hartman directly or indirectly holds ownership interests in Glenwood Realty totaling approximately 13%.  In addition, Next Asset Management II, LLC (“Next Management”) earned acquisition fees, and may earn asset management fees and other fees with respect to Glenwood Realty. Mr. Hartman is a senior adviser to Next Management.  As compensation for being a senior advisor to Next Management, Mr. Hartman is entitled to receive up to 23% of Next Management’s distributed cash.

Next Healthcare — 12-Center Facility Lease and Purchase Option

Certain subsidiaries of the company have entered into a lease and a purchase option, in the ordinary course of business and on arms-length terms, pursuant to which they lease twelve centers in New Hampshire and Florida from twelve separate limited liability companies affiliated with Next Healthcare (the “Next 12 Landlord Entities”).  The lease became effective upon the purchase of the twelve facilities by the Next 12 Landlord Entities from the prior owner, Sabra Healthcare REIT on June 1, 2018.  The purchase option will become exercisable on June 1, 2023.  The annualized rent paid to the Next 12 Landlord Entities is initially approximately $12.0 million.

Each of Mr. Whitman and Mr. Hartman directly or indirectly holds ownership interests in the Next 12 Landlord Entities of approximately 2%.  In addition, Next Management earned acquisition fees, and may earn asset management fees and other fees, with respect to the Next Landlord Entities. As compensation for being a senior advisor to Next Management, Mr. Hartman is entitled to receive up to 23% of Next Management’s distributed cash.

Next Healthcare — 15-Center Facility Lease and Purchase Option

Certain subsidiaries of the company have entered into a lease and a purchase option, in the ordinary course of business and on arms-length terms, pursuant to which they will lease fifteen centers from fifteen separate limited liability companies affiliated with Next Healthcare (the “Next 15 Landlord Entities”).  The lease became effective upon the purchase of the fifteen facilities by the Next 15 Landlord Entities from the prior owner, Welltower, on February 1, 2019.  The purchase option will become exercisable on February 1, 2024.  The annualized rent paid to the Next Landlord Entities is initially approximately $19.5 million.

Mr. Whitman and Mr. Hartman directly or indirectly holds ownership interests in the Next 15 Landlord Entities of approximately 2% and 1.3%, respectively.  In addition, Next Management will earn acquisition fees, and may earn asset management fees and other fees, with respect to the Next Landlord Entities. As compensation for being a senior advisor to Next Management, Mr. Hartman is entitled to receive up to 23% of Next Management’s distributed cash.

National Home Care Holdings, LLC — Ownership Interest

The company holds an approximate 6.5% ownership interest in National Home Care Holdings, LLC (formerly doing business as Millennium Home Care, “NHCH”) and Messrs. Fishman, Whitman, Reis and Hartman hold, directly or indirectly, an ownership interest in NHCH totaling less than 10% in the aggregate. The company is a party to certain joint venture agreements with Messrs. Fishman, Whitman, Reis and Hartman regarding NHCH. GRS has entered into a therapy services agreement with NHCH in the ordinary course of business and on arms-length terms, pursuant to which GRS provided therapy services to NHCH in an approximate amount of $225,521 in 2018.

On January 2, 2018, effective as of December 31, 2017, Five Points Healthcare acquired NHCH.  In connection with the transaction, Genesis received approximately $83,000 and now owns an indirect rollover equity interest of approximately 1.3% in Five Points Healthcare.

ProStep Acquisition

On July 1, 2015, in the ordinary course of business and on arms-length terms, a subsidiary of the company acquired 21 out-patient therapy clinics from FC Domino Acquisition, LLC (“FC Domino”) in exchange for a $1.0 million promissory note that bears interest at 5% and which remains outstanding.  Messrs. Fishman, Hartman, Neuberger, Reis and Whitman indirectly beneficially hold ownership interests in FC Domino totaling less than 10% in the aggregate.

Third Eye Health, Inc.

An affiliate of the Company entered into a Professional Services and Software License Agreement with Third Eye Health, Inc. on May 1, 2018, with respect to the provision of telehealth and telemedicine services.  The estimated aggregate dollar amount of billings by Third Eye to the company during 2018 was approximately $0.2 million, and is expected to increase to approximately $0.7 million in 2019.

Senior Care 3rd Eye, LLC, an entity controlled and 100% owned by Mr. Reis, invested $750,000 in Series A Preferred Stock, $0.001 par value, in Third Eye Health, Inc.  Senior Care 3rd Eye, LLC owns 384,381 shares of the Series A Preferred Stock.  In addition, a trust of which Mr. Reis’ children are the beneficiaries invested $0.25 million in 2018 for shares of the Series A Preferred Stock.  Mr. Reis is on the Board of Third Eye Health, Inc.

In 2018, Generator Ventures invested $2.0 million in Third Eye Health, Inc., as part of an $8.0 million capital raise at an approximate $16.0 million pre-money valuation.  Mr. Whitman is one of three managing members of Generator Ventures.  All three managing members must vote unanimously to invest.

Indemnification Agreements

We have entered into indemnification agreements with our directors containing provisions that may require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors.

We believe that all of these related party transactions were on terms at least as favorable to us as could have been obtained through arm’s-length negotiations with unaffiliated third parties or, if the transactions were negotiated in connection with acquisitions, the overall terms of such acquisitions were as favorable to us as could have been obtained through arm’s-length negotiations with unaffiliated third parties.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the annual meeting. If any other business properly comes before the annual meeting, it is the intention of the proxy holders to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other business is expressly granted by the completion of the enclosed proxy card. The proxy holders will vote at their discretion on any procedural matters that may come before the meeting.

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8

Pursuant to Rule 14a-8 under the Securities Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders if they satisfy certain requirements as specified in the rule. While our board of directors will consider stockholder proposals for inclusion in our proxy statement, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Rule 14a-8. Any stockholder desiring to present a proposal for inclusion in our proxy statement for the 2020 annual meeting of stockholders must deliver the proposal to the Corporate Secretary by December 28, 2019.

Stockholder Proposals

For business to be properly brought before an annual meeting by a stockholder, the stockholder must, in addition to any other applicable requirements, give timely notice thereof in proper written form to our Corporate Secretary pursuant to our bylaws. To be timely, a stockholder’s notice to the Corporate Secretary must be delivered to or be mailed and received at our principal executive office not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the annual meeting is called for a date that is not within twenty-five (25) days before or after the anniversary date of the preceding annual meeting, notice by the stockholder must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. If our 2020 annual meeting of stockholders is held within twenty-five (25) days before or after June 5, 2020, to be timely a stockholder’s notice to the Corporate Secretary must be delivered to or mailed and received at our principal executive office between February 6, 2020 and March 7, 2020.

To be in proper written form, a stockholder’s notice to the Corporate Secretary must include all of the applicable information required to be in such notices under our bylaws. A stockholder providing notice of business proposed to be brought before an annual meeting must further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to the company’s bylaws is true and correct as of the date of the annual meeting and such update and supplement must be delivered to or be mailed and received by the Corporate Secretary at the principal executive office of the company prior to the annual meeting.

Stockholder Nominations of Directors

Pursuant to our bylaws, only persons who are nominated in accordance with the following procedures are eligible for election as directors of the company, except as may be otherwise provided in our certificate of incorporation with respect to the right of holders of preferred stock of the company to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the board of directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (i) by or at the direction of the board of directors (or any duly authorized committee thereof) or (ii) by any stockholder of the company (A) who is a stockholder of record on the date of the giving of the notice provided for in the bylaws and on the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or special meeting and (B) who complies with the notice procedures set forth in the bylaws.

In addition to any other applicable requirements, for a nomination to be made by a stockholder, the stockholder must have given timely notice thereof in proper written form to our Corporate Secretary. To be timely, a stockholder’s notice to the Corporate Secretary must be delivered to or be mailed and received at our principal executive office in the case of an annual meeting, not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the annual meeting is called for a date that is not within twenty-five (25) days before or after the anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth (10th) day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever occurs first. If our 2020 annual meeting of stockholders is held within twenty-five (25) days before or after June 5, 2020, to be timely a stockholder’s notice to the Corporate Secretary must be delivered to or mailed and received at our principal executive office between February 6, 2020 and March 7, 2020.

To be in proper written form, a stockholder’s notice to the Corporate Secretary must include all of the applicable information required to be in such notices under our bylaws. A stockholder providing notice of any nomination proposed to be made at an annual meeting or special meeting must further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to our bylaws is true and correct as of the record date for determining the stockholders entitled to receive notice of the annual meeting, and the update and supplement must be delivered to or be mailed and received by our Corporate Secretary at our principal executive office not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of the annual meeting or special meeting.

No person will be eligible for election as a director of the company unless nominated in accordance with the procedures set forth in our bylaws. If the chairperson of the meeting determines that a nomination was not made in accordance with the procedures set forth in our bylaws, the chairman must declare to the meeting that the nomination was defective and the defective nomination must be disregarded.

General

You may write to our Corporate Secretary at our principal executive office, 101 East State Street, Kennett Square, Pennsylvania 19348, to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to our bylaws. Our bylaws are available, free of charge, on the corporate governance page in the investor relations section of our website at www.genesishcc.com.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements, annual reports and other proxy materials (including Internet Availability Notices) with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of banks and brokers with account holders who are our stockholders will be householding our proxy materials this year. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, please notify your bank or broker, direct your written request to Genesis Healthcare, Inc., Attn: Investor Relations, 101 East State Street, Kennett Square, Pennsylvania 19348, or contact the Genesis Healthcare, Inc. Investor Relations department at investorrelations@genesishcc.com or (610) 925-2000. Proxy materials will be delivered promptly and free of charge. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act, which might incorporate future filings made by us under those statutes, neither the Compensation Committee Report nor the Audit Committee Report included in this proxy statement will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes, except to the extent we specifically incorporate such reports by reference therein. In addition, information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

GENESIS HEALTHCARE, INC.

Michael S. Sherman
Senior Vice President, General Counsel,
Secretary and Assistant Treasurer

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/04/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. GENESIS HEALTHCARE, INC. 101 E. STATE STREET KENNETT SQUARE, PA 19348 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/04/2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Robert Hartman 02 James V. McKeon The Board of Directors recommends you vote FOR proposals 2 and 3. 2. To approve, on an advisory basis, the compensation of our named executive officers. For 0 0 Against 0 0 Abstain 0 0 3. To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 0 For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting Yes 0 No 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000412116_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K Wrap are available at www.proxyvote.com GENESIS HEALTHCARE, INC. Annual Meeting of Shareholders June 5, 2019 8:30 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Thomas DiVittorio and Michael S. Sherman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Genesis Healthcare, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, local time on June 5, 2019, at 101 E. State Street, Kennett Square, PA, 19348, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000412116_2 R1.0.1.18